Registration No. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-1

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              American Dairy, Inc.
          ------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

                                      Utah
          ------------------------------------------------------------
         (State or other jurisdiction of incorporation or organization)

           2020                                        87-0445575
----------------------------             ---------------------------------------
(Primary Standard Industrial             (I.R.S. Employer Identification Number)
Classification Code Number)

    C-16 Shin Chen International Building, No. 10, Jiu-shen Road, Zho Yan Chu
                     Beijing, The People's Republic of China
                                011-0452-4312688
          ------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             Leng You-Bin, President
   C-16 Shin Chen International Building, No. 10, Jiu-shen Road, Zho Yan Chu,
                     Beijing, The People's Republic of China
                                011-0452-4312688
          ------------------------------------------------------------
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                          Stephen A. Zrenda, Jr., Esq.
                          Stephen A. Zrenda, Jr., P.C.
                      100 North Broadway Avenue, Suite 2440
                       Oklahoma City, Oklahoma 73102-8608

 As soon as practicable after the effective date of this Registration Statement
   --------------------------------------------------------------------------
        (Approximate date of commencement of proposed sale to the public)

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ___

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ___

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ___

                         CALCULATION OF REGISTRATION FEE

Title of each class
of securities              Amount to be         Proposed Maximum              Proposed Maximum             Amount of
to be registered           Registered (1)       Offering Price per unit (1)   Aggregate Offering Price     Registration fee
----------------           --------------       ---------------------------   ------------------------     ----------------
Common Stock,
$.001 par value, 6,504,405
shares owned by selling
stockholders               6,504,405 shares     $7.75                         $50,409,139                  $5,934

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(1) Estimated pursuant to Rule 457(c) under the Securities Act, solely for the purpose of calculating the registration fee, based on the closing price of American Dairy's common stock as reported within five business days prior to the date of this filing.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

PART I - INFORMATION REQUIRED IN PROSPECTUS [CROSS REFERENCE TABLE]
Item 1.  Forepart of the Registration Statement
         and Outside Front Cover of Prospectus                         Cover Page and Summary

Item 2.  Inside Front and Outside Back Cover
         Pages of Prospectus.                                          Inside Front Cover and Outside Back Cover

Item 3.  Summary Information, Risk Factors and
         Ratio of Earnings to Fixed Charges                            Summary and Risk Factors

Item 4.  Use of Proceeds                                               N/A

Item 5.  Determination of Offering Price                               Underwriting

Item 6.  Dilution                                                      Not Applicable

Item 7.  Selling Security Holders                                      Selling Stockholders

Item 8.  Plan of Distribution                                          Underwriting

Item 9.  Description of Securities to be registered                    Description of Capital Stock

Item 10. Interests of Named Experts and Counsel                        Legal Matters; Experts

Item 11.  Information with Respect to the Registrant                   Management, Risk Factors, Business, Legal
                                                                       Proceedings, Management's Discussion and
                                                                       Analysis of Financial Condition or Plan of
                                                                       Operations, Security Ownership of Management
                                                                       and Principal Shareholders

Item 12. Disclosure of Commission Position of Indemnification
         for Securities Act Liabilities                                Management

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Item 14. Indemnification of Directors and Officers

Item 15. Recent Sales of Unregistered Securities

Item 16. Exhibits and Financial Statement Schedules

Item 17. Undertakings

SUBJECT TO COMPLETION, September 1, 2005

PROSPECTUS
                              American Dairy, Inc.
                        6,504,405 Shares of Common Stock

      This Prospectus relates to the sale of up to 6,504,405 shares of the Common Stock of American Dairy, Inc., a Utah corporation ("American Dairy"), at a selling price to be determined by market factors at the time of their sale which are to be sold by the selling stockholders of American Dairy in the over-the-counter market at their then prevailing market price or in negotiated transactions. See "Underwriting".

      American Dairy will not receive any proceeds from the sale of the shares to be offered by the selling stockholders to the public. American Dairy has agreed to pay all of the costs of this offering, excluding commissions and discounts regarding the sale of the Common Stock by the selling stockholders.

      Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which transactions occur or the existence of an exemption from registration.

      Certain selling stockholders and any participating broker-dealers are deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions or discounts given to any such broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933. See "Selling Stockholders" and "Underwriting".

      You should rely only on the information contained or incorporated by reference in this Prospectus to make your investment decision. We have not authorized anyone to provide you with any different information. You should not assume that the information in this Prospectus is accurate as of any date other than the date on the front page of this Prospectus or in a supplement provided by American Dairy.

INVESTING IN THE COMMON STOCK OF AMERICAN DAIRY INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD INVEST IN THE COMMON STOCK ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. SEE "RISK FACTORS".

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              American Dairy, Inc.
                 C-16 Shin Chen International Building, No. 10,
                      Jiu-shen Road, Zho Yan Chu, Beijing
                         The People's Republic of China
                                011-0452-4312688

               The date of this Prospectus is ______________, 2005

      The following table of contents has been designed to help you find important information contained in this Prospectus. We encourage you to read the entire Prospectus.

                                TABLE OF CONTENTS

Prospectus Summary.........................................................    1
The Offering...............................................................    2
Summary Consolidated Financial Information.................................    2
Risk Factors...............................................................    4
Forward Looking Statements.................................................    8
Business...................................................................    8
Management's Discussion and
    Analysis of Financial Condition or Plan of Operations..................   15
Market Price...............................................................   19
Selling Stockholders.......................................................   20
Management.................................................................   27
Security Ownership of Management and Principal Shareholders................   28
Certain Relationships and Related Transactions.............................   28
Underwriting...............................................................   28
Dividend Policy............................................................   30
Description of Capital Stock...............................................   30
Legal Matters..............................................................   31
Experts....................................................................   32
Where You Can Find Additional Information..................................   32
Consolidated Financial Statements..........................................  F-1

                               PROSPECTUS SUMMARY

      The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

American Dairy

      American Dairy, Inc. ("American Dairy") was incorporated in the State of Utah on December 31, 1985, originally with the corporate name of Gaslight, Inc. It was inactive until March 30, 1988, when it changed its corporate name to Lazarus Industries, Inc. and engaged in the business of manufacturing and marketing medical devices. This line of business was discontinued in 1991, and it became a non-operating public company shell. Effective May 7, 2003, American Dairy acquired 100% of the issued and outstanding stock of American Flying Crane which in turn owned 100% of the issued and outstanding registered capital of Heilongjiang Feihe Diary Co., Limited ("Feihe Dairy"). American Dairy maintains its principal executive offices at C-16 Shin Chen International Building, No. 10, Jiu-shen Road, Zho Yan Chu, Beijing, The People's Republic of China; U.S. telephone contact (213) 488-5131.

      American Dairy processes and markets milk powder, bean-milk powder, milk Crowley, and related dairy products, primarily in the northeastern area of The People's Republic of China ("China"), known as the "milk belt" of China. American Dairy's production plants have a processing capability of approximately 130 tons of fresh milk per day. American Dairy's affiliated farmers have grazing rights covering approximately 514,640 acres in Kedong County in northeastern China.

      American Dairy believes that it is one of the largest privately owned dairy enterprises in China. American Dairy's processing plants presently have production lines for producing milk powder, production lines for producing soy bean products, and production lines for producing Crowley bean, milk Crowley and solid milk. American Dairy employs approximately 432 personnel that operate its milk processing and packaging plants.

      American Dairy endeavors to produce premium high quality milk products that are healthy and safe for its customers. Its primary registered trademarks in China are "Feihe" and "XinHua" brands, and American Dairy also uses the brand names "Yinhe", "Jinhe" and "Xinghua". In 1991, "Feihe Whole Fatty Milk Powder" was awarded the "High Quality Product" award by the China Ministry of Agriculture. American Diary's milk powder products marketed under the "Feihe" trademark were recognized by the China Society Survey Firm as being among the "Famous Brand Products" in China in 1994. In 1995, the "Feihe" series of milk powder was permitted to use of the Green Label on its packaging by China Green Food Development Center. On the "Day of International Consumer Rights" on March 15, 1997, consumers awarded the "Gold Medal" to the Feihe series of milk powder products. A survey conducted by the National Statistics Bureau in January 1998 indicated that the sales of its series of milk powder products were ranked among the top 10 of the total milk powder sales in China in 1997. In March 2002, the products were awarded "Product Exemption From Quality Surveillance Inspection" status by the State General Administration of China for Quality Supervision and Inspection and Quarantine.

      In 2000, American Dairy was awarded the "Golden Price" award at the Hong Kong International Fair of New Products & New Technology. In 1999 and 2000, milk powder marketed under the Feihe brand name won the "Double Excellent" Unit & Products award for product and service quality. In March 2002, five new dairy products for pregnant women and for babies were introduced and marketed under the "Feihe" and "XinHua" trademarks.

      China has a population of approximately 1,300,000,000 (1.3 billion), representing approximately 20% of the world's population, and is one of the fastest growing markets in the world. The government of China is encouraging and promoting the use of milk products, and recently launched a subsidized milk program for children, while state run television has aired programs on the benefits of drinking milk which is not a traditional drink in China. In addition to the government's efforts to improve national health, there is also a fitness craze among Chinese consumers as the middle class grows rapidly. "This is important for the future of the Chinese People", according to Lin Diansheng, vice director of the Ministry of Agriculture of China. Wall Street Journal, "Got Milk? The New Craze in China is Dairy Drinks", Kathy Chen, February 28, 2003 article.

      American Dairy believes that the demand for milk products is growing faster than the supply of such products in China, and that its dairy business must grow to meet this demand and to increase its market share, particularly by expanding its milk powder production and distribution system which has the highest growth rate among the different dairy products in China. Because the milk industry is highly segmented and fragmented in China, the efficiencies of size in the continued growth of American Dairy is expected to improve its competitive position in its high growth markets.

      American Dairy intends to expand its product lines in the near future by adding the production of walnut powder and by adding the production of rice cereal.

                                  THE OFFERING

      General. The selling stockholders of American Dairy are offering 6,504,405 shares of the Common Stock of American Dairy that are to be sold in the over-the-counter market at their then prevailing market price or in negotiated transactions.

Use of Proceeds

      American Dairy will not receive any proceeds of this offering from the sale of Common Stock by the selling stockholders of American Dairy.

Risk Factors

      An investment in the Shares involves various risks including, but not limited to, general economic and business conditions in the milk industry in China, and the competitiveness of the milk industry in China.

Transferability of Shares

      The Common Stock of American Dairy is traded on the Pacific Exchange/Arca under the trading symbol "ADY".

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth summary consolidated financial data of American Dairy. You should read this information together with the consolidated financial statements and the notes to those statements appearing elsewhere in this Prospectus and the information under "Management's Discussion and Analysis or Plan of Operations".

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Consolidated Statements of             Six Months Ended               Year Ended December 31,
Operations Data                         June 30, 2005          2004              2003               2002
---------------                         -------------          ----              ----               ----
Sales .............................     $ 29,264,329        $ 37,416,223      $ 26,635,832      $ 12,172,815

Cost of goods sold ................     $ 14,891,055        $ 18,006,918      $ 15,732,640      $  7,915,998

           Gross Profit ...........     $ 14,373,274        $ 19,409,305      $ 10,903,192      $  4,256,817

Operating and administrative
           expenses ...............     $  8,933,219        $ 14,854,009      $  9,700,002      $  4,039,275

Net income from operations ........     $  5,440,055        $  4,555,296      $  1,203,190      $    217,542

Other income ......................     $     16,522        $  1,441,107      $  1,172,130      $    132,128

Income before taxes ...............     $  5,456,577        $  5,996,759      $  2,375,320      $    349,670

            Net Income ............     $  5,456,577        $  6,258,380      $  2,036,807      $    344,177

------------------------------------------------------------------------------------------------------------
                                      Six Months Ended              Year Ended December 31,
Consolidated Balance Sheet Data         June 30, 2005           2004              2003              2002
-------------------------------         --------------          ----              ----              ----
Total Assets ......................     $ 51,598,647        $ 37,841,038      $ 19,192,853      $  9,221,312

Total Current liabilities .........     $ 24,957,994        $ 20,883,611      $ 13,274,966      $  8,877,134

Long term debt ....................     $  3,326,389        $    597,875      $    289,854      $         --

Minority interest .................     $    485,743        $    180,458      $         --      $         --

Total stockholders equity .........     $ 22,828,521        $ 16,179,094      $  5,628,033      $    344,178

------------------------------------------------------------------------------------------------------------
Consolidated Statements of Cash       Six Months Ended              Year Ended December 31,
Flows Data                              June 30, 2005           2004              2003              2002
----------                              --------------          ----              ----              ----
Net cash provided by
         operating activities .....     $ (1,914,883)       $ 16,358,496      $  6,131,568      $  1,210,091

Net cash used in
         investing activities .....     $ (7,347,901)       $(17,295,076)     $ (6,113,422)     $   (183,566)

Net cash provided by
        financing activities ......     $ 10,014,122        $  4,541,177      $  1,896,631      $     99,298

Net increase in cash
        and equivalents ...........     $    751,338        $  3,604,597      $  1,914,777      $  1,125,823
------------------------------------------------------------------------------------------------------------

                                  RISK FACTORS
General

      Expansion Risks. American Dairy anticipates that its proposed expansion of its milk processing plants may include the construction of new or additional facilities. American Dairy's cost estimates and projected completion dates for construction of new production facilities may change significantly as the projects progress. In addition, American Dairy's projects will entail significant construction risks, including shortages of materials or skilled labor, unforeseen environmental or engineering problems, weather interferences and unanticipated cost increases, any of which could have a material adverse effect on the projects and could delay their scheduled openings. A delay in scheduled openings will delay American Dairy's receipt of increased sales revenues.

      New Projects. The projects of American Dairy to finance, develop, and expand its milk processing facilities will be subject to the many risks inherent in the rapid expansion of a high growth business enterprise, including unanticipated design, construction, regulatory and operating problems, and the significant risks commonly associated with implementing a marketing strategy in changing and expanding markets. There can be no assurance that any of these projects will become operational within the estimated time frames and projected budgets at the time American Dairy enters into a particular agreement, or at all. In addition, American Dairy may develop projects as joint ventures in an effort to reduce its financial commitment to individual projects. There can be no assurance that the significant expenditures required to expand its milk processing plants will ultimately result in the establishment of increased profitable operations.

      When American Dairy's future expansion projects become operational, American Dairy will be required to add and train personnel, expand its management information systems and control expenses. If American Dairy does not successfully address American Dairy's increased management needs or American Dairy otherwise is unable to manage its growth effectively, American Dairy's operating results could be materially and adversely affected.

      Uncertainty of Market Acceptance. American Dairy is currently selling its products principally in northern China. Achieving market acceptance for American Dairy's products, particularly in new markets, will require substantial marketing efforts and the expenditure of significant funds. There is substantial risk that any new markets may not accept or be as receptive to American Dairy's products. Market acceptance of American Dairy's current and proposed products will depend, in large part, upon the ability of American Dairy to inform potential customers that the distinctive characteristics of its products make them superior to competitive products and justify their pricing. There can be no assurance that American Dairy's current and proposed products will be accepted by consumers or that any of American Dairy's current or proposed products will be able to compete effectively against other premium or non-premium dairy products. Lack of market acceptance of American Dairy's products would have a material adverse effect on American Dairy.

      Changing Consumer Preferences. As is the case with other companies marketing dairy products, American Dairy is subject to changing consumer preferences and nutritional and health-related concerns. American Dairy believes that minimal processing and the absence of preservatives, additives, artificial sweeteners or artificial flavorings increases the attractiveness of its products to consumers. American Dairy's business could be affected by certain consumer concerns about dairy products, such as the fat, cholesterol, calorie, sodium, lactose content or contamination of such products. There is a significant percentage of customers in China who are lactose intolerant, and may therefore prefer other beverages. American Dairy could become subject to increased competition from companies whose products or marketing strategies address these consumer concerns more effectively.

      Effect of Adverse Medical Research Relating to Milk and Demand for Milk. Periodically, medical and other studies are released and announcements by medical and other groups are made which raise concerns over the healthfulness of cow's milk in the human diet. To date, American Dairy does not believe that any such studies have had a material effect on milk consumption rates in China. However, a study may be published or an announcement made concerning the healthfulness of cow's milk which may result in a decrease in demand for dairy products in China.

      Production Capacity. There is no assurance that American Dairy will be able to increase its production capacity to a level sufficient to meet anticipated increased demand for its products associated with its marketing and promotional efforts. American Dairy currently manufactures dairy products at a rate which utilizes approximately 130 tons of raw milk per year. American Dairy believes that it currently has the capacity, based on an assumed mix of products, to manufacture dairy products at a rate which utilizes approximately _____ tons of raw milk per week. American Dairy plans to purchase equipment and make improvements to its dairy plants which, it believes, should increase its capacity to manufacture products to a rate which utilizes approximately 162,000 tons of raw milk per week. There is no assurance, however, that American Dairy's contemplated improvements to its dairy plants will increase production capacity to the level anticipated or that production can be increased at a rate sufficient to meet anticipated increased demand for its products. There can be no assurance, further, that the product mix which American Dairy anticipates achieving and, therefore, which it has used in determining the equipment requirements of its dairy processing plants will prove to be accurate, making uncertain the future capacity of its dairy plant. Failure to meet possible increased demand for its products, on a timely basis, could have a material adverse effect on American Dairy's business, operations and finances.

      Impact of Growth on Quality of Dairy Products. American Dairy's products are manufactured in small batches with milk from the farms of local farmers. American Dairy believes that the small batch production methods it employs and the quality of the raw milk it uses contribute to the quality of its dairy products. There can be no assurance that the quality of American Dairy's dairy products will be maintained at increased levels of production. Increased production levels may cause American Dairy to modify its current manufacturing methods and will necessitate the use of milk from other additional sources. A decline in the quality of American Dairy's products could have a material adverse effect on American Dairy's business, operations and finances.

      Sales Force. American Dairy has hired additional sales personnel during 2004. There is no assurance that hiring these additional sales people will result in increased sales. American Dairy anticipates using independent dairy distributors to sell and distribute its products in new contiguous expansion markets, including Beijing. American Dairy cannot predict whether it will be able to obtain and maintain satisfactory sales and distribution arrangements and the failure to do so could have a material adverse effect on its business, operations and finances.

      Limited Delivery Capacity; Delays in Delivery of Products. If sales increase, there is no assurance that American Dairy will be able to deliver increased product volumes on a timely and efficient basis. Further, there can be no assurance that American Dairy will be able to deliver its products "fresh" to customers on a consistent basis, especially with increased product volumes, and a failure to do so could have a material adverse effect on its business, operations and finances.

      Supply of Raw Milk. The raw milk used in our products is supplied to American Dairy by numerous local farms under output contracts. American Dairy's farmers are currently producing 30 tons of milk per day. American Dairy believes that its farmers can more than double their production of raw milk. American Dairy further believes, however, that this supply may not be sufficient to meet increased demand for its products associated with its proposed marketing efforts. American Dairy believes that the supply of raw milk from its farmers should satisfy its requirements for raw milk for at least the next 12 months. Though American Dairy believes that additional raw milk is available locally, if needed, there is no assurance that American Dairy will be able to enter into arrangements with the producers of such milk on terms acceptable to American Dairy, if at all. An inadequate supply of raw milk will have a material adverse effect on its business, operations and finances.

      Possible Volatility of Raw Milk Costs. The current policy of China since the mid-1990s has focused on moving the industry in a more market oriented direction. These reforms have resulted in the potential for greater price volatility relative to past periods, as prices are more responsive to the fundamental supply and demand aspects of the market. These changes in China's dairy policy could increase the risk of price volatility in the dairy industry. There can be no assurance that a significant volatility in milk prices will not occur or that any such volatility would not have a material adverse effect on its business, operations and finances.

      Geographic Concentration; Fluctuations in Regional Economic Conditions. Nearly all of American Dairy's sales are concentrated in the northern area of China. Accordingly, American Dairy is susceptible to fluctuations in its business caused by adverse economic conditions in this region. American Dairy's products are priced higher than non-premium quality dairy products. Although American Dairy believes that the quality, freshness, flavor and absence of artificial ingredients in its products compensate for this price differential, there can be no assurance that consumers will be willing to pay more for such products in unfavorable economic conditions, or at all. Difficult economic conditions in other geographic areas into which American Dairy may expand may also adversely affect its business, operations and finances.

      Dependence on Executives. American Dairy is highly dependent on the services of Leng You-Bin and Liu Hua, and the loss of their services would have a material adverse impact on the operations of American Dairy. They have been primarily responsible for the development of American Dairy and the development and marketing of its products. American Dairy has not applied for key-man life insurance on the lives of these executives, but may do so in the future.

      Competition. The milk business is highly competitive and, therefore, American Dairy faces substantial competition in connection with the marketing and sale of its products. In general, milk products are price sensitive and affected by many factors beyond the control of American Dairy, including changes in consumer tastes, fluctuating commodity prices and changes in supply due to weather, production, feed costs and natural disasters. American Dairy's products compete with other premium quality dairy brands as well as less expensive, non-premium brands. American Dairy's milk faces competition from non-premium milk producers distributing milk in its marketing area; other milk producers packaging their milk in glass bottles, and other special packaging, which serve portions of its marketing area. Most of American Dairy's competitors are well established, have greater financial, marketing, personnel and other resources, have been in business for longer periods of time than American Dairy, and have products that have gained wide customer acceptance in the marketplace. The largest competitors of American Dairy are state-owned dairies owned by the government of China. Large foreign milk companies have also entered the milk industry in China. The greater financial resources of such competitors will permit them to procure retail store shelf space and to implement extensive marketing and promotional programs, both generally and in direct response to advertising claims by American Dairy. The milk industry is also characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. There can be no assurance that American Dairy will be able to compete successfully or that competitors will not develop products which will have superior qualities or which will gain wider market acceptance than its products.

      Consolidation of Dairy Industry. American Dairy established its dairy plants at a time when local dairies were being consolidated into large dairies due to the market and the efficiencies of larger operations. This consolidation trend is continuing and the forces responsible for it, including increased efficiencies and economies of scale that are present in large regional dairies, may put American Dairy at a competitive disadvantage.

      Lack of Property and General Liability Insurance. American Dairy and its subsidiaries are self-insured, and they do not carry any property insurance, general liability insurance, or any other insurance that covers the risks of their business operations. As a result, any material loss or damage to its properties or other assets, or personal injuries arising from its business operations would have a material adverse affect on its financial condition and operations.

      Potential Product Liability Associated with Food Products. American Dairy faces the risk of liability in connection with the sale and consumption of milk products and soybean products should the consumption of such products cause injury, illness or death. Such risks may be particularly great in a company undergoing rapid and significant growth. American Dairy currently maintains no product liability insurance. There can be no assurance that any insurance will be sufficient to cover potential claims or that the level of such coverage to be acquired and maintained by American Dairy will be available in the future at a reasonable cost. A partially or completely uninsured successful claim against American Dairy could have a material adverse effect on American Dairy.

      Government Regulation. American Dairy is subject to extensive regulation by China's Agricultural Ministry, and by other county and local authorities in jurisdictions in which its products are processed or sold, regarding the processing, packaging, storage, distribution and labeling of its products. Applicable laws and regulations governing its products may include nutritional labeling and serving size requirements. American Dairy was awarded the ISO 9002 Quality Assurance Certificate in October 2000 and is in compliance with the ISO 9002 requirements with respect to its production processes. American Dairy's processing facilities and products are subject to periodic inspection by national, county and local authorities. American Dairy believes that it is currently in substantial compliance with all material governmental laws and regulations and maintains all material permits and licenses relating to its operations. Nevertheless, there can be no assurance that American Dairy will continue to be in substantial compliance with current laws and regulations, or whether American Dairy will be able to comply with any future laws and regulations. To the extent that new regulations are adopted, American Dairy will be required to conform its activities in order to comply with such regulations. Failure by American Dairy to comply with applicable laws and regulations could subject American Dairy to civil remedies, including fines, injunctions, recalls or seizures, as well as potential criminal sanctions, which could have a material adverse effect on its business, operations and finances.

      Doing Business in China. Doing business in China involves various risks including internal and international political risks, evolving national economic policies as well as financial accounting standards, expropriation and the potential for a reversal in economic conditions. Since the late 1970s, the government of the PRC has been reforming the Chinese economic system. These reforms have resulted in significant economic growth and social progress. Although we believe that economic reform and the macroeconomic policies and measures adopted by the current Chinese government will continue to have a positive effect on economic development in China and that we will continue to benefit from such policies and measures. These policies and measure may from time to time be modified or revised. Adverse changes in economic policies of the Chinese government or in the laws and regulations, if any, could have a material adverse effect on the overall economic growth of China, and could adversely affect our business operations.

      The Chinese currency, "Renminbi", is not a freely convertible currency, which could limit our ability to obtain sufficient foreign currency to support our business operations in the future.

      We rely on the Chinese government's foreign currency conversion policies, which may change at any time, in regard to our currency exchange needs. We receive substantially all of our revenues in Renminbi, which is not freely convertible into other foreign currencies. In China, the government has control over Renminbi reserves through, among other things, direct regulation of the conversion or Renminbi into other foreign currencies and restrictions on foreign imports. Although foreign currencies which are required for "current account" transactions can be bought freely at authorized Chinese banks, the proper procedural requirements prescribed by Chinese law must be met. At the same time, Chinese companies are also required to sell their foreign exchange earnings to authorized Chinese banks and the purchase of foreign currencies for capital account transactions still requires prior approval of the Chinese government. This type of heavy regulation by the Chinese government of foreign currency exchange restricts certain of our business operations and a change in any of these government policies, or any other, could further negatively impact our operations.

      Fluctuations in the exchange rate between the Chinese currency and the United States dollar could adversely affect our operating results.

      The functional currency of our operations in China is "Renminbi". Results of our operations are translated at average exchange rates into United States dollars for purposes of reporting results. As a result, fluctuations in exchange rates may adversely affect our expenses and results of operations as well as the value of our assets and liabilities. Fluctuations may adversely affect the comparability of period-to-period results. Although we may use hedging techniques in the future (which we currently do not use), we may not be able to eliminate the effects of currency fluctuations. Thus, exchange rate fluctuations could have a material adverse impact on our operating results and stock prices.

      As a company based in China, our shareholders may have greater difficulty in obtaining information about us on a timely basis than would shareholders of a U.S.-based company. Our operations will continue to be conducted in China and shareholders may have difficulty in obtaining information about us from sources other than us. Information available from newspapers, trade journals, or local, regional or national regulatory agencies such as issuance of construction permits, contract awards for development projects, etc. will not be readily available to shareholders. Shareholders will be dependent upon our management for reports of our progress, development, activities and expenditure of proceeds.

      In order for the China subsidiaries of American Dairy to pay dividends to American Dairy, a conversion of Renminbi into US dollars is required. Under current Chinese law, the conversion of Renminbi into foreign currency generally requires government consent. Government authorities may impose restrictions that could have a negative impact in the future on the conversion process and upon the ability of American Dairy to meet its cash needs, and to pay dividends to its shareholders. However, the subsidiaries of American Dairy are presently classified as a wholly - owned foreign enterprise ("WOFE") in the PRC that have verifiable foreign investment in the PRC, funding having been made through an official PRC banking channel. Because the subsidiaries of American Dairy qualify for treatment as a WOFE, the subsidiaries can declare dividends and their funds can be repatriated to American Dairy in the United States under current laws and regulations in the PRC.

      Dividends paid to American Dairy, as the U.S. parent company, would be subject to U.S. corporate income tax. American Dairy has not accrued any tax liability associated with the possible payment of dividends to the U.S. parent company.

      Limited Trademark Protection. American Dairy has obtained trademark registrations for the use of its tradename "Feihe", which has been registered with the Trademark Bureau of the State Administration for Industry and Commerce with respect to its milk products. American Dairy believes its trademark is important to the establishment of consumer recognition of its products. However, there can be no assurance as to the breadth or degree of protection that the trademarks may offer American Dairy, that American Dairy will have the financial resources to defend the trademarks against any infringement, or that such defense will be successful. Moreover, any events or conditions that negatively impact its trademarks could have a material adverse effect on its business, operations and finances.

      Proprietary Knowledge and Absence of Patent Protection. American Dairy has no patents covering its products or production processes and expects to rely principally on know-how and the confidentiality of its formulae and production processes for its products and its flavoring formulae in producing a competitive product line. There is no assurance that any of these factors can be maintained or that they will afford American Dairy a meaningful competitive advantage.

                           FORWARD-LOOKING STATEMENTS

      This Prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as "may", "will", "expect", "plans", "intends", "anticipate", "believe", "estimate" and "continue" or similar words and are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should read statements that contain these words carefully because they discuss its future expectations, contain projections of its future results of operations or of its financial condition or state other "forward-looking" information. American Dairy believes that it is important to communicate its future expectations to its investors. However, there may be events in the future that American Dairy is not able to accurately predict or control. The factors listed above in the section captioned "Risk Factors", as well as any cautionary language in this Prospectus, provide examples of risks, uncertainties and events that may cause American Dairy's actual results to differ materially from the expectations American Dairy describes in its forward-looking statements. Before you invest in the Common Stock, you should be aware that the occurrence of the events described as risk factors and elsewhere in this Prospectus could have a material adverse effect on its business, operating results and financial condition.

                                    BUSINESS

General

      American Dairy, Inc. ("American Dairy") was incorporated under the corporate laws of the State of Utah on December 31, 1985, originally with the corporate name of Gaslight, Inc. It was inactive until March 30, 1988 when it changed its corporate name to Lazarus Industries, Inc. and engaged in the business of manufacturing and marketing medical devices. This line of business was discontinued in 1991, and it became a non-operating public company shell.

      Effective May 7, 2003, American Diary completed the acquisition of 100% of the issued and outstanding capital stock of American Flying Crane Corporation (formerly called American Dairy Holdings, Inc.) ("AFC"), a Delaware corporation. As a result, AFC become a wholly-owned subsidiary of American Dairy. In addition, American Dairy amended its Articles of Incorporation to change its name to "American Dairy, Inc." and completed a one-for-nineteen (1-for-19) reverse split of its Common Stock. AFC holds 100% of the issued and outstanding capital of Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") in The People's Republic of China. The principal activity of Feihe Dairy is the production and distribution of milk powder and other dairy products. Feihe Dairy has three wholly-owned subsidiaries, Heilongjiang Sanhao Dairy Co., Limited ("Sanhao Dairy") and BaiQuan Feihe Dairy Co., Limited ("BaiQuan Dairy"), that are engaged in the production and supply of processed milk and soybean products for Feihe Dairy, and has a subsidiary Beijing Feihe Biotechnology Scientific and Commercial Co., which is the marketing company for Feihe Diary.

      American Dairy purchased all of the outstanding capital stock of AFC from its stockholders in exchange for 9,650,000 restricted shares (post-split) of the Common Stock of American Dairy. Pursuant to a written consent by stockholders holding approximately 66% of the outstanding Common Stock of American Dairy, the stockholders approved:

      1. an amendment to the Articles of Incorporation of American Dairy to change its corporate name to "American Dairy, Inc.";

      2. a one-for-nineteen (1-for-19) reverse split of the Common Stock of American Dairy; and

      3. the establishment of its 2003 Stock Incentive Plan covering 3,000,000 shares of Common Stock for its key employees, including officers, employees, directors and consultants.

Current Corporate Structure

      The following chart reflects the current corporate structure of the American Dairy entities:

                              American Dairy, Inc.
                   (formerly named "Lazarus Industries, Inc.)
             ------------------------------------------------------
                                  0wns 100% of

                        American Flying Crane Corporation
                   -------------------------------------------
                                  Owns 100% of

                      Heilongjiang Feihe Dairy Co., Limited
--------------------------------------------------------------------------------
Owns 60% of                    Owns 100% of               Owns 100% of

Shanxi Feihesantai             BaiQuan Feihe Dairy        Beijing Feihe Biotech-
Biotechnology Scientific       Co., Limited               nology Scientific and
and Commercial Co. Limited                                Commercial Co. Limited
--------------------------                                ----------------------

Heilongjiang Feihe Dairy Co., Limited and Subsidiaries

      Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") and its subsidiaries are companies organized under the laws of The People's Republic of China ("China" or "PRC").

      The history of Feihe Dairy commenced in 1962 when its predecessor, Heilongjiang Zhaoguang Hongguang Dairy Plants ("Hongguang Dairy Plan") was established as a wholly - owned State Enterprise, whose principal activities were the production and distribution of powdered milk in China. Hongguang Dairy Plants was located at Zhaoguang Livestock Farm of Zhaoguang Agro-Cultivated Bureau and its production capability was five tons a day and its main sales territory was Shangdong Province.

      In 1982, Heilongjiang Zhaoguang Dairy Plants ("Zhaoguang Dairy"), another State Enterprise, was established at Zhaoguang Plantation near BeiAn City. In 1984, Hongguang Dairy Plants and Zhaoguang Dairy were merged into Heilongjiang Zhaoguang Dairy Plants. The State continued to retain ownership of the merged Heilongjiang Zhaoguang Dairy Plants.

      In 1997, the merged Heilongjiang Zhaoguang Dairy Plants were further reorganized and changed its name to Heilongjiang Feihe Dairy Group Limited. In February 2000, Heilongjiang Feihe Dairy Group Limited completed its registered capital restructuring to become a private company with registered capital of $894,226.

      In March 2001, the restructured Heilongjiang Feihe Dairy Group Limited changed its name to its present name of Heilongjiang Feihe Dairy Co., Limited and acquired all of the fixed assets (including land use rights, plants and equipment and factory buildings) of Kedong Gongmu Dairy Plants. Feihe Dairy holds 99% (1% of the equity is held in trust by Fu Man Guo) of the registered equity of Heilongjiang Sanhao Dairy Co., Limited ("Sanhao Dairy"), which is considered to be a wholly - owned subsidiary).

      In August 2001, Feihe Dairy's new production facilities in Kedong County commenced production of milk powder.

      Sanhao Dairy was incorporated in March 28, 2001 with registered capital of $433,110. Feihe Dairy owned 99% of Sanhao Dairy and Fu Man Guo held the remaining 1% in trust for Feihe Dairy. Under a Sale and Purchase Agreement dated February 6, 2001 between Feihe Dairy and Kedong County Economic Committee, Feihe Dairy agreed to acquire all the fixed assets including land use rights from Kedong Gongmu Dairy Plants at a consideration of $364,269. Following the incorporation of Sanhao Dairy, Feihe Dairy, as its contribution towards the registered capital, injected all the fixed assets from Kedong Gongmu Dairy Plants, except for its land uses rights to 47,640 square meters of land, into Sanhao Dairy, plus cash of $68,841.

      Pursuant to a Sale and Purchase Agreement dated January 3, 2003, between Feihe Dairy Co. and BaiQuan County Economic Planning Council (the "Council"), Feihe Dairy agreed to acquire all the fixed assets including the factory site, production facilities, land use rights and buildings from BaiQuan County Dairy Factory at a consideration of $700,483 (Rmb.5,800,000), which is payable in two installments totaling $603,864 (Rmb.5.0 million) on or before March 31, 2003 and a final installment of $96,618 (Rmb.800,000) is due on or before March 31, 2004. As of December 31, 2003, Feihe Dairy had paid $338,164 (Rmb.2.8 million) of the consideration to the Council. Pursuant to a supplemental agreement with the Council on March 31, 2003, Feihe Dairy agreed to repay the balance of the consideration of $362,318 (Rmb.3.0 million) as follows:

      On or before January 3, 2004                $ 72,464
      On or before January 3, 2005                  96,618
      On or before January 3, 2006                  96,618
      On or before January 3, 2007                  96,618
                                                  --------
                                                  $362,318
                                                  ========

      During 2004, American Dairy merged Sanhao Dairy into BaiQuan Feihe Dairy Co., Limited and consolidated their operations.

      During April 2004, American Dairy established a 60% owned subsidiary called Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited ("Shanxi Feihesantai"), a limited liability company registered in Shanxi Province in The People's Republic of China. The business of Shanxi Feihesantai is the production and distribution of walnut power and other walnut products.

Sources of Milk

      Under supply contracts with numerous small dairy farmers who have cattle grazing rights and use rights to approximately 514,640 acres of land in Kedong County in northeastern China, American Dairy has been able to receive supplies of raw milk without having to make capital investments in farms and cattle. Historically, the milk industry in China has been very fragmented and segmented with most production being generated by farmers owning and milking one to ten cows. Approximately 27% of this acreage is arable pasture land, and approximately 30% is planted with beans and corn.

      The dairy farms under contract with American Dairy have approximately 13,000 producing milk cows as of December 31, 2004. American Dairy presently purchases approximately 130 tons of raw milk daily.

      American Dairy has been informed that the Kedong County government intends to invest in additional milk cow breeding operations to increase the presently available number of mature milk cows from 13,000 to 30,000 during 2005, and such an increase in the number of milk cows is anticipated to increase daily milk production from approximately 130 tons to approximately 400 tons of fresh milk.

Milk Processing Facilities

      American Dairy presently has two principal operating milk powder production and packaging plants.

      American Dairy has a milk powder processing plant called Sanhao Dairy in Kedong County in the City of QiQiHaEr, in Heilongjiang Province, China. American Dairy acquired this plant in March 2001 for $461,632. The land is approximately 47,640 square meters. The plants building has approximately 4,500 square meters of production space and has 720 square meters of office space, and is approximately 13 years old. Sanhao Dairy has approximately 236 production and packaging employees at this plant.

      American Dairy also has a milk powder processing plants called BaiQuan Dairy. American Dairy acquired this plant in January 2003 for $700,483. Additional land was subsequently acquired for $293,450 in March 2004. The land is approximately 40,000 square meters. The plant building has approximately 5,458 square meters of production space and has 800 square meters of office space, and is approximately 14 years old. BaiQuan Dairy has approximately 62 production and packaging employees.

      American Dairy has a milk powder packaging plant called Feihe Dairy in Kedong County in China that commenced milk powder processing production in August 2001. This plant is located at 1st Qingxiang Street, Kedong County, in the City of QiQiHaEr, in Heilongjiang Province, China. Feihe Dairy has approximately 134 packaging employees at this plant.

      American Dairy began building an additional new milk powder processing plant during 2004 in close proximity to its Sanhao Dairy plant in Kedong County. American Dairy acquired the land use rights to this location for $400,966. American Dairy entered into a construction contract to build the new plant for $4,210,870 (Rmb.34, 866,000). American Dairy has incurred construction costs and has ordered new milk powder processing machines and equipment from suppliers at a cost of $10,757,620 through December 31, 2004.

      The existing production facilities of American Dairy employ approximately 432 total production personnel.

      All aspects of production of American Dairy's products are based on traditional practices designed to yield premium quality, wholesome and superior tasting foods.

      The two existing and operating production facilities of American Dairy have a daily milk processing capability of 150 tons of fresh milk. American Dairy has:

      1.    production lines for processing liquid milk into powdered milk;

      2.    production lines for processing bean-milk powders; and

      3. production lines for processing milk Crowley bean, milk Crowley, and solid milk.

      Because of the consistent quality of the milk powder products of American Dairy, it was awarded an ISO9002 quality Assurance Certificate in October 2000. In accordance with the requirements of ISO9002, American Dairy established a "Quality Assurance Handbook" that provides standardized requirements and procedures regarding the purchase of raw milk, its milk processing systems, storage and packaging standards, the distribution of its products, and employee training.

      Milk Processing. American Dairy believes that through purchasing raw milk locally and employing minimal processing techniques, it is able to preserve the fresh taste of milk. American Dairy's dairy processes raw milk within 24 to 36 hours after milking. Most large regional dairies, it believes, process raw milk which may be three to four days old. Milk processed by conventional farms for sale to regional dairies is typically stored at the farm for a minimum of two days, commonly spends a full day in transit to the dairy facility, and is only processed the following day. American Dairy's milk is not homogenized. During homogenization, pressurized milk is forced through openings smaller than the size of the fat globules present in milk, breaking them into smaller particles. Thus treated, the milk fat remains suspended and does not separate out in the form of cream. American Dairy believes that this process adversely affects the taste and feel of milk. In addition, American Dairy's milk is pasteurized at the lowest temperatures allowed by law to avoid imparting a cooked flavor to the milk. When the milk is clarified and the butterfat removed to yield cream and skim milk, a process of cold separation is used, rather than the more commonly employed hot separation which it believes adversely affects the favor of the milk.

      Dairy Product Processing. American Dairy's products are made in small batches using minimal processing techniques to maintain freshness and allow maximum flavor and nutrition retention. They are made with wholesome ingredients. No chemicals or additives are employed. Because they are produced locally, our dairy products arrive to consumers in American Dairy's marketing area sooner after production than most other dairy products. To assure product quality, the beginning of each production run is sampled for flavor, aroma, texture and appearance. In addition, inspectors conduct spot-checks for bacteria and butterfat content in its products, as well as sanitary conditions in its facilities.

Customers

      No customers of American Dairy equaled or exceeded 10% of its sales during the years ended December 31, 2004 or 2003.

      American Dairy distributed its products to 25 provinces in China during 2004. No province exceeded 10% of sales, except the Beijing area which comprised 24.8% of the sales of American Dairy.

Research and Development

      American Diary has six technicians engaged in research and development activities. These technicians monitor quality control at the milk processing plants of American Diary to ensure that the processing, packaging and distribution of the milk products result in high quality premium milk products that are safe and healthy for its customers. These technicians also pursue methods and techniques to improve the taste and quality of its milk products and to evaluate new milk products for further production based upon changes in consumer tastes, trends and the introduction of competitive products by other milk producers.

Growth Strategy

      American Dairy believes that its products enjoy a reputation among those people who are familiar with its milk powder products for being high quality products. American Dairy believes that this reputation has spread principally by word-of-mouth and also as a result of favorable press coverage. American Dairy has also increased its marketing efforts through national television. Pursuant to its marketing plan, American Dairy will seek to build upon the reputation of its products and create strong brand identities, making its products more widely recognizable.

      American Dairy will seek to extend the distribution of its products to contiguous markets with high population concentrations. If American Dairy can successfully implement its growth strategy, American Dairy will also seek to enter other markets through joint ventures, licensing or other arrangements with local dairy farms which it believes would benefit significantly from selling their raw milk to newly established local dairies that will produce and sell American Dairy brand milk powder products and soybean products in their local markets. The key elements of American Dairy's growth strategy to reach its goal, include:

      * emphasizing local production and distribution. Its marketing efforts will continue to emphasize the local production and distribution of its products, which begins with purchasing raw milk from local farmers, resulting in premium quality milk powder products.

      * increasing regional and national television advertising to better establish the "Feihe" brand name and increase the scope of its market area.

Brand Development and Marketing

      Brand Identity. American Dairy's marketing will emphasize the local production and national distribution of its products, which begins with local dairy herds and results in premium quality products to a national market. It believes that its story adds legitimacy to its marketing claim that it produces farm fresh products and helps to instill confidence in consumers as to the purity and wholesomeness of its products.

      American Dairy also seeks to convey its story through the packaging it uses for its products. Its products have also received marketing benefits from a considerable volume of favorable press and other publications of mass circulation which has rated its products highly.

      American Dairy's marketing and promotional efforts will continue to include:

      * Redesigning packaging of non-fluid products to promote a premium quality image.

      * Refining and targeting its message, which to date has largely been the product of work-of-mouth and product reviews.

      * Developing trade material, including four-color trade sell sheets and brochures.

      *     Further distinguishing its products from other dairy products.

      * Expanding retail advertising, including print advertising, televised advertising and focused public relations.

Competition

      The food and beverage business is highly competitive and, therefore, American Dairy faces substantial competition in connection with the marketing and sale of its milk powder products and soybean products. Its products are positioned as premium products and, accordingly, are generally priced higher than certain similar competitive products. American Dairy believes that the principal competitive factors in marketing its products are quality, taste, freshness, price and product recognition. While American Dairy believes that it competes favorably in terms of quality, taste and freshness, its products are more expensive and less well known than certain other established brands. Its premium products may also be considered in competition with non-premium quality dairy products for discretionary food dollars.

Walnut Powder Operations

      During April 2004, American Dairy established a 60% owned subsidiary called Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited ("Shanxi Feihesantai"), a limited liability company registered in Shanxi Province in The People's Republic of China. The business of Shanxi Feihesantai is the production and distribution of walnut powder and other walnut products. Shanxi Feihesantai was organized with $402,174 in registered capital.

      Shanxi Feihesantai is currently building a walnut powder production and distribution facility. The total expenditures for the construction of this facility as of December 31, 2004, were $3,963,121. It is expected that this plant will be completed and begin operations during 2005.

Government Regulation

      American Dairy is regulated under national and county laws in China. The following information summarizes certain aspects of those regulations applicable to American Dairy and is qualified in its entirety by reference to all particular statutory or regulatory provisions.

      Regulations at the national, province and county levels are subject to change. To date, compliance with governmental regulations has not had a material impact on American Dairy's level of capital expenditures, earnings or competitive position, but, because of the evolving nature of such regulations, management is unable to predict the impact such regulation may have in the foreseeable future.

      As a manufacturer and distributor of food products, American Dairy is subject to regulations of China's Agricultural Ministry. This regulatory scheme governs the manufacture (including composition and ingredients), labeling, packaging and safety of food. It also regulates manufacturing practices, including quality assurance programs, for foods through its current good manufacturing practices regulations, and specifies the standards of identity for certain foods, including the products sold by American Dairy, and prescribes the format and content of many of the products sold by American Dairy, prescribes the format and content of certain nutrition information required to appear on food products labels and approves and regulates claims of health benefits of food products.

      In addition, China's Agricultural Ministry authorizes regulatory activity necessary to prevent the introduction, transmission or spread of communicable diseases. These regulations require, for example, pasteurization of milk and milk products. American Dairy and its products are also subject to province and county regulations through such measures as the licensing of dairy manufacturing facilities, enforcement of standards for its products, inspection of its facilities and regulation of its trade practices in connection with the sale of dairy products.

Properties

      The principal executives of American Dairy are located at C-16 Shin Chen International Building, No. 10, Jui-shen Road. Zho Yan Chu, Beijing, The People's Republic of China. The building was acquired during 2003 at a purchase price of $1,200,861.

      American Dairy presently operates three milk powder processing plants and various warehouses in northern China, known as Feihe Dairy, Sanhao Dairy and BaiQuan Dairy.

      American Dairy is in the process of constructing a new milk powder production facility in Kedong County, Heilongjiang Province in The People's Republic of China which is expected to be completed during 2005. As of December 31, 2004, American Dairy has expended $10,757,620 in construction and equipment costs plant.

      American Dairy is in the process of completing the construction of a new plant in Shenyang in northeast China to product walnut powder, a new product of American Dairy. As of December 31, 2004, American Dairy has expended $3,963,121 in construction costs. It is expected this facility will be completed during 2005.

      There is no private ownership of land in the PRC; all land ownership is held by the government of the PRC, its agencies and collectives. Land use rights are obtained from government for period ranging from 50 to 70 years, and are typically renewable, Land use rights can be transferred upon approval by the land administrative authorities of the PRC (State Land Administration Bureau) upon payment of the required land transfer fee.

Borrowing Policies

      American Dairy may borrow at competitive rates of interest. Borrowed funds will not be used for dividends to the shareholders.

      The precise amount, if any, borrowed by American Dairy will depend in part upon the availability of financing, and prevailing interest rates and other loan costs. There is no assurance that such financing, if any, will be available to American Dairy in the amounts desired or on terms considered reasonable by the Board of Directors.

      Loan agreements may require that American Dairy maintain certain reserves or compensating balances and may impose other obligations on American Dairy. Moreover, since a significant proportion of American Dairy's revenues may be reserved for repayment of debt, the use of financing may reduce the cash that might otherwise be available for dividends until the debt has been repaid and may reduce total cash flow for a significant period.

      American Dairy may, under appropriate circumstances, attempt to cause American Dairy to borrow funds at fixed interest rates. However, American Dairy may borrow funds at rates that vary with a "prime" or "base" rate, particularly on an interim basis or when interest rates are believed to be trending downward. A rise in the indexed rate may increase borrowing costs and reduce the amount of its income and cash available for distribution. In past years, the prime rates charged by major banks have fluctuated significantly; as a result, the precise amount of interest that American Dairy might be charged cannot be predicted with any certainty.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION OR PLAN OF
                                   OPERATIONS

Caution Regarding Forward-Looking Information

When used in this Prospectus, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding events, conditions, and financial trends that may affect the Company's future plans of operations, business strategy, operating results, and financial position. Persons reviewing this report are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. These risks and uncertainties, many of which are beyond our control, include (i) the sufficiency of existing capital resources and the Company's ability to raise additional capital to fund cash requirements for future operations; (ii) volatility of the stock market; and (iii) general economic conditions. Although the Company believes the expectations reflected in these forward-looking statements are reasonable, such expectations may prove to be incorrect.

Operations

The predecessor of American Dairy, Inc. (the "Company") had been inactive for a number of years, and has had no revenue from operations during the quarter ended June 30, 2005 or the quarter ended June 30, 2004.

The Company entered into a Stock Exchange Agreement (the "Exchange Agreement") with American Dairy Holdings, Inc. ("American Dairy"), a Delaware corporation, and the shareholders of American Dairy. This transaction closed May 7, 2003. Following the completion of this transaction, the Company changed its name to "American Dairy, Inc.," new management was appointed, and the milk processing operations of American Dairy became the principal operations of the Company.

The operations of the Company are conducted primarily through its wholly-owned subsidiary, Feihe Dairy, and Feihe Dairy's subsidiaries, Sanhao Dairy and Baiquan Feihe, all of which are enterprises organized and operating in The People's Republic of China ("PRC"). Feihe Dairy engages in the production and distribution of milk powder, soybean milk powder and other dairy products in the PRC. The principal activities of Sanhao Dairy and Baiquan Feihe are the production and supply of processed milk to Feihe Dairy. The products are sold primarily under the registered trademark "Feihe".

The Company and its subsidiaries believe that they have sufficient capital to meet their cash requirements at the present level of operations over the next twelve months. However, it is management's plan to expand the operations of American Dairy as quickly as reasonably practicable. Under these circumstances, the Company will need substantial additional capital to fund such expansion efforts. There can be no assurance that the Company will be able to raise capital when desired, or on terms favorable to the Company.

American Dairy and its subsidiaries do not anticipate any significant changes in its number of employees over the next twelve months.

The Company's plan of operation will depend on its ability to continue its current operations and to gain greater market share in the PRC. There is no assurance that the operations of the Company will be successful.

Comparison of operations for the six months ended June 30, 2005 compared with the six months ended June 30, 2004:

The Company had a $2,821,341 or 107% increase in net income from $2,635,236 during the six months ended June 30, 2004 to $5,456,577 for the comparable period in 2005. Components of sales and expenses resulting in this increase in net income are discussed below.

Sales increased by $11,496,173 or 65% from $17,768,156 for the six months ended June 30, 2004 to $29,264,329 for the six months ended June 30, 2005. The first six months sales revenues represented average monthly sale revenues of $4,877,388 compared to the corresponding six months in 2004 of $2,961,359.The reasons for the favorable variance in sales revenues for the six months ended June 30, 2005 were as follows:

- Increased popularity of "Feihe" brand in mainland China following the successful advertising campaigns in the previous year and extensive networks of principal agents in 25 provinces of the PRC.

- Demand was boosted by improved and high quality ingredients for several products such as Ca+Zn, CPP series, and nucleotides series, and the markets in the PRC generally accepted these products.

- Increase in sales quantities of several major products such as milk powder with nucleotides series and CPP series in the first six months of 2005 compared to the corresponding period in 2004 by approximately 541% and 119%, respectively.

- Extensive sales network enhances the distribution of Feihe Dairy's products to different provinces in the northeastern part of China - the "milk belt". It not only enhanced the popularity of 'Feihe' trademark, but also promoted the Feihe's products to remote areas in China.

- Increase in overall sales quantity by 727,176 kilograms or 11% period-on-period to 7,614,266 kilograms for the half year ended June 30, 2005 compared to the same corresponding period of 6,887,090 kilograms in 2004.

- The dairy milk scandal in China in 2003 and 2004 and the resulting strict control over dairy producers' quality and ingredients drove many unscrupulous dairy producers and their tainted dairy products out of the market. Consumers concentrated on dairy products produced by such reputable dairy producers and Feihe Dairy.

The average selling price of all products during the six months ended June 30, 2005 increased by 51% as compared to the six months ended June 30, 2004. Accordingly, the favorable variance in sales revenues was mainly attributed to increases in sales volume and average selling price.

Cost of goods sold increased by $6,315,133 or 74% from $8,575,922 for the six months ended June 30, 2004 to $14,891,055 for the comparable period in 2005. Period-on-period increases in cost of goods sold of 74% had unfavorably exceeded increases in sales revenue of 65%.

Gross profit increased by $5,181,040 or approximately 56% from $9,192,234 for the six months ended June 30, 2004 compared to the same corresponding six months in 2005 of $14,373,274, mainly attributable to increase in sales volume and orders. Gross profit margin decreased to 49% for the six months ended June 30, 2005 compared to 51% for the same corresponding period in 2004, principally due to increases in certain raw materials, such as whey powder, sugar and fat free powder.

Distribution expenses increased by $1,867,564 or 31% from $6,047,072 in the six months ended June 30, 2004 to $7,914,636 for the comparable period in 2005. Variance in selling expenses was principally attributable to the increases in advertisements, sundry expense, and supermarket display and consignment.

Administrative expenses increased by $78,664 or 11% from $701,311 during the six months ended June 30, 2004 to $779,975 during the same period in 2005. This increase is due primarily to increases in administrative salaries and other administrative costs associated with increased sales.

During the six months ended June 30, 2005 and 2004, the Company incurred $45,613 and $22,165, respectively, in interest and financing costs associated with debts.

Net income increased by $2,821,341 or 107% to $5,456,577 for the six months ended June 30, 2005 compared to the same corresponding six months in 2004 of $2,635,236. The favorable variance in net income was mainly due to increases in gross profit by $5,181,040 or 56% period-on-period to $14,373,274 for the six months ended June 30, 2005, in excess of increases in general expenses.

Liquidity and Capital Resources

The Company anticipates that it will have adequate working capital in the foreseeable future. However, the Company may wish to borrow additional amounts or sell its common stock to realize additional funds in order to expand and grow its operations.

Effective April 27, 2005, the Company closed an unregistered offering of a convertible note in the principal amount of $3,000,000 that bears interest at 6 1/2 % per annum for a term of one year, which is convertible into the Common Stock of the Company at $8.00 per share at any time during the term of the note. The sale was made to one accredited institutional investor, as defined by Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"). The offering was made in reliance upon an exemption from registration under Section 4 (2) of the Act. The proceeds will be used primarily towards the payment of the costs of acquisitions by the Company, and for working capital.

Effective May 27, 2005, the Company issued 314,285 shares of common stock , pursuant to the exercise of 314,285 warrants for common stock and the receipt of proceeds of $550,000 in May.

Effective June 30, 2005, the Company closed an unregistered offering of two of its Series B Convertible Notes in the principal amount of $5,000,000 that bears interest at 7 1/2 % per annum for a term of two years, which are convertible into the Common Stock of the Company at $10.00 per share at any time during the two-year term of the note. The Company has received payment of $2,500,000, and expects to receive the second payment of $2,500,000 on or before August 14, 2005. The sale was made to one accredited institutional investor, as defined by Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"). The offering was made in reliance upon an exemption from registration under Section 4 (2) of the Act. The proceeds will be used primarily towards the payment of the costs of acquisitions by the Company, and for working capital.

(5) Contractual Obligations

The following table is a summary of the Company's contractual obligations as of June 30, 2005:


                                               Less Than One

                                         Total          Year            1-3 Years      Thereafter
                                    -------------   -------------   -------------   -------------
Operating Leases                    $     269,872   $       2,542   $      17,724   $     249,606
Unconditional Purchase
Obligations                             8,692,472       8,692,472              --              --
Long Term Debt                          3,428,201       2,843,358         269,928         314,915
Total Contractual Cash Obligations  $  12,390,545   $  11,538,372   $     287,652   $     564,521

When used in this report, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding events, conditions, and financial trends that may affect the Company's future plans of operations, business strategy, operating results, and financial position. Persons reviewing this report are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. These risks and uncertainties, many of which are beyond our control, include (i) the sufficiency of existing capital resources and the Company's ability to raise additional capital to fund cash requirements for future operations; (ii) volatility of the stock market; and (iii) general economic conditions. Although the Company believes the expectations reflected in these forward-looking statements are reasonable, such expectations may prove to be incorrect.

Plan of Operations

The predecessor of American Dairy, Inc. (the "Company") had been inactive for a number of years, and has had no revenue from operations during the quarter ended June 30, 2005 or the quarter ended June 30, 2004.

The Company entered into a Stock Exchange Agreement (the "Exchange Agreement") with American Dairy Holdings, Inc. ("American Dairy"), a Delaware corporation, and the shareholders of American Dairy. This transaction closed May 7, 2003. Following the completion of this transaction, the Company changed its name to "American Dairy, Inc.," new management was appointed, and the milk processing operations of American Dairy became the principal operations of the Company.

The operations of the Company are conducted primarily through its wholly-owned subsidiary, Feihe Dairy, and Feihe Dairy's subsidiaries, Sanhao Dairy and Baiquan Feihe, all of which are enterprises organized and operating in The People's Republic of China ("PRC"). Feihe Dairy engages in the production and distribution of milk powder, soybean milk powder and other dairy products in the PRC. The principal activities of Sanhao Dairy and Baiquan Feihe are the production and supply of processed milk to Feihe Dairy. The products are sold primarily under the registered trademark "Feihe".

The Company and its subsidiaries believe that they have sufficient capital to meet their cash requirements at the present level of operations over the next twelve months. However, it is management's plan to expand the operations of American Dairy as quickly as reasonably practicable. Under these circumstances, the Company will need substantial additional capital to fund such expansion efforts. There can be no assurance that the Company will be able to raise capital when desired, or on terms favorable to the Company.

American Dairy and its subsidiaries anticipate an increase in the number of the employees over the next twelve months because of its recent acquisitions and the planned completion of two new production plants.

The Company's plan of operation will depend on its ability to continue its current operations and to gain greater market share in the PRC. There is no assurance that the operations of the Company will be successful.

                           MARKET PRICE


      The following table sets forth the range of high and low closing bid prices per share of the Common Stock (trading symbol ADY)of American Dairy for the periods indicated (reflecting inter-dealer prices without retail mark-up, mark-down or commission and may not represent actual transactions).

                                            High Closing      Low Closing
                                            Bid Prices        Bid Prices
                                            --------------    --------------
Year Ended December 31, 2002
         1st Quarter...................     $0.05             $0.04
         2nd Quarter...................     $0.06             $0.03
         3rd Quarter...................     $0.06             $0.05
         4th Quarter...................     $0.08             $0.06
----------------------
Year Ended December 31, 2003
         1st Quarter...................     $0.11             $0.05
         2nd Quarter (1)  .............     $2.00             $0.01
         3rd Quarter...................     $1.30             $0.10
         4th Quarter...................     $3.00             $1.30
----------------------
Year Ended December 31, 2004
         1st Quarter...................     $2.00             $2.00
         2nd Quarter...................     $3.00             $2.00
         3rd Quarter...................     $3.90             $2.50
         4th Quarter...................     $5.02             $3.30
----------------------
Year Ended December 31, 2005
         1st Quarter...................     $5.00             $4.35
         2nd Quarter  .................     $6.35             $5.35

----------------------

(1) On May 7, 2003, American Dairy had a one-for-nineteen (1-for-19) reverse stock split of its Common Stock.

      The closing sales price of the Common Stock of American Dairy on August 31, 2005 was $7.75 per share.

      If the trading price of American Dairy's Common Stock is below $5.00 per share, the Common Stock is considered to be "penny stocks" that are subject to rules promulgated by the Securities and Exchange Commission (Rule 15-1 through 15g-9) under the Securities Exchange Act of 1934. These rules impose significant requirements on brokers under these circumstances, including: (a) delivering to customers the Commission's standardized risk disclosure document; (b) providing customers with current bid and ask prices; (c) disclosing to customers the broker-dealer's and sales representatives compensation; and (d) providing to customers monthly account statements.

      Compensation Plan. American Dairy has a 2003 Incentive Plan that authorizes the issuance of up to 3,000,000 shares of its Common Stock for stock options, SAR's and stock bonuses to its directors, officers, employees and consultants.

                                                                                           Number of securities
                                                                                         remaining available for
                                 Number of securities to        Weighted-average          future issuance under
                                 be issued upon exercise        exercise price of       equity compensation plans
                                 of outstanding options,      outstanding warrants        (excluding securities
                                   warrants and rights             and rights             reflected in column a)
                                   -------------------             ----------             ----------------------

                                           (a)                         (b)                         (c)
Equity compensation
plans approved by
security holders                          None                        None                       300,000

Equity compensation
plans not approved by
security holders                          None                        None                         None

TOTAL                                      -0-                         -0-                       300,000

      Sale of Unregistered Securities. During the six months ended June 30, 2005, American Dairy sold securities that were not registered under the Securities Act of 1933, as described below:

      During April 2005, American Dairy sold a Series A Convertible Note in the principal amount of $3,000,000 to an institutional investor, which bears interest at 6.5% per annum and is convertible into its Common Stock at $8.00 per share during the one year term of the note, in reliance upon Section 4(2) under the Securities Act of 1934, as amended.

      Effective June 30, 2005, American Dairy closed an unregistered offering of two of its Series B Convertible Notes in the total amount of $5,000,000 that bear interest at 7.5% per annum for a term of two years, which are convertible into the Common Stock of American Dairy at $10.00 per share at any time during the two-year term of the notes. American Dairy has received payment of $2,500,000 (U.S.) and expects to receive the second payment of $2,500,000 (U.S.) on or before August 14, 2005. The sale was made to an institutional investor. The offering was made in reliance upon an exemption from registration under
Section 4(2) of the Act.

                              SELLING STOCKHOLDERS

      The following table presents information regarding the selling stockholders based upon information furnished by them.

      In accordance with various agreements, we have agreed with the selling stockholders to register shares of Common Stock presently owned by them. Our registration of the shares does not necessarily mean that the selling stockholders will sell all or any of the shares.

      The shares offered by this Prospectus may be offered from time to time by the stockholders listed in the following table. Each selling stockholder will determine the number of shares to be sold and the timing of the sales. Because the selling stockholders may offer all, some or none of their shares, no definitive estimate as to the number of shares thereof that will be held by the selling stockholders after such offering can be provided, and the following table has been prepared on the assumption that all shares of Common Stock offered under this Prospectus will be sold.

                                                              Number of Shares
      Name and Address of                                     of Common Stock
      Beneficial Owner                                         to be Offered
      -------------------                                      -------------

      American Eastern Group, Inc. .........................       450,000
      865 S. Figueroa, Suite 3350
      Los Angeles, CA 90017

      American Eastern Securities, Inc. ....................       207,997
      865 S. Figueroa, Suite 3350
      Los Angeles, CA 90017

      Andrews, Jeff L ......................................        15,380
      5251 DTC Parkway
      Suite 1090
      Greenwood Village, CO 80111

      Belmont Capital Group, Ltd. ..........................       114,285
      Suite A-C, 20/F Neich Tower
      128 Gloucester Road
      Wanchai, Hong Kong

      Bligh, Adrian J ......................................        16,000
      Powlilea Ditterridge
      Box Cor: Wilts SN13 8PR

      Block, Kenneth .......................................        84,386
      1350 No Town Center Dr.
      Suite 2
      Las Vegas, NV 89144

      Block, Peter .........................................       145,702
      110 Windsor Gate
      Great Neck, NY 11020

      Bray, Steven .........................................        20,000
      The Lowlands Crickheath OSW
      Shropshire SY10 B85
      UK

      Bryant, A ............................................        10,000
      33 Fifth Avenue
      Manor Park, London E126
      UK

      Burtness, Richard- CA ................................        20,000
      2401 A Waterman Blvd. 4-133
      Fairfield, CA 94534

      Davies, Paul .........................................        20,000
      So Lodge Enville Rd. Rinver
      Stourbridge, Westmidlan
      UK

      Dean, Charles A ......................................         8,000
      639 Parkview Circle
      Valdosta, GA 31602-7837

      Dowling, Victor & Judy- CT ...........................       120,000
      143 Balfour Drive
      West Hartford, CT 06117

      F. Berdon & Co. LP. ..................................        44,000
      717 Postroad, Suite 105
      Scarsdale, NY 10583

      Farquhar, Garry ......................................        20,000
      Wellheads Way, Unit 4B
      Dyce Aberdeen AB21 7GA
      UK

      Fields, Randy ........................................         3,120
      c/o Legend Merchant Group, Inc.
      30 Brand Street, 38th Floor
      New York, NY 10004

      Gai, Gueng Mei .......................................        12,500
      1st Qingxiang St
      Kedong County
      Heilongijang, China 16480

      Gao, Ming Qi .........................................        12,500
      1st Qingxiang St
      Kedong County
      Heilongijang, China 16480

      Gao, Zhi Yun .........................................        25,000
      1st Qingxiang St
      Kedong County
      Heilongijang, China 16480

      Gertino, Jack M. - UT ................................        20,772
      3374 Homestead Rd. Jeremy Ran
      Park City, UT 84098

      Gertino, Jeff & Mary - CA ............................        10,000
      1199 Pacific Highway 301
      San Diego, CA 92101

      Gibson Living Trust ..................................        20,000
      2100 N. Fremont Blvd
      Flagstaff, AZ 26001

      Gobco Partners, LP. ..................................       268,000
      150 E. 52nd Street
      New York, NY 10022

      Gordon, Michael D. & Deborah Z .......................        20,000
      Caimby Creek Road
      Pleasant Valle, NY 12569

      Goren Brothers LP. ...................................        90,000
      150 E. 52nd Street
      New York, NY 10022

      Grantham, Jonathan ...................................        20,000
      Manor Farm West Newton
      Tanton Somerset TA7 ODI
      UK

      H L Severance Inc. Pension Plan ......................        38,400
      & Trust- CO
      5619 DTC Parkway, Suite 1000
      Greenwood Village, CO 80111

      H L Severance Inc. Profit Sharing ....................        38,400
      Plant & Trust- CO
      5619 DTC Parkway, Suite 1000
      Greenwood Village, CO 80111

      Hsu Chen, Julie ......................................        44,444
      7854 Calm Crest Drive
      Downey, CA 90240

      Hu, Huan Mei .........................................        35,000
      1st Qingxiang St
      Keydong Co.
      Heilongijang Province 16
      China

      Huang, Jun Liang .....................................        12,500
      1st Qingxiang St
      Kedong County
      Heilongijang, China 16480

      Hung, Charles ........................................        99,956
      865 S. Figueroa, Suite 3340
      Los Angeles, CA 90017

      Hung, Jr, Charles ....................................       228,161
      865 S. Figueroa, Suite 3340
      Los Angeles, CA 90017

      Hung, Trang Chong ....................................       140,000
      865 S. Figueroa, Suite 3340
      Los Angeles, CA 90017

      Hung, Wan ............................................       234,285
      Suite A-C 20/F Neich Tower
      128 Gloucester Road, Wanchai
      Hong Kong, China

      Hutchens, John G .....................................        10,000
      701 Cresdale St
      Matthews, NC 28105

      Intergroup Corporation - CA ..........................       100,000
      820 Moraga Drive
      Los Angeles, CA 90049

      Ivanchak, Ted ........................................        40,000
      4693 IronBridge Dr.
      Lenington, KY 40815

      Keating Securities LLC ...............................        10,000
      5251 DTC Parkway
      Suite 1090
      Greenwood Village, CO 80111

      Kominos, Kostantine ..................................         2,780
      c/o Legend Merchant Group, Inc.
      30 Broad Street, 38th Floor
      New York, NY 10004

      Lannon, Richard A.- CA ...............................        16,000
      28 Corte Lodato
      Greenbrae, CA 94904

      Legend Merchant Group, Inc. ..........................        28,658
      30 Broad Street, 38th Floor
      New York, NY 10004

      Leonard Samuels IRA ..................................       100,000
      c/o Charles Schwab & Co. Inc. C/F
      211 Main Street
      San Francisco, CA 94105

      Li, Chai Gueng .......................................        25,000
      1st Qingxiang St
      Kedong County
      Heilongijang, China 16480

      Li, Shu Xia ..........................................        90,000
      1st Qingxiang St
      Keydong Co.
      Heilongijang Province 16
      China

      Li, Chen .............................................        50,000
      1st Qingxiang St Keydong Co Province 16
      Heilongijang, China

      Li, Wen Zhang ........................................        12,500
      1st Qingxiang St
      Kedong County
      Heilongijang, China 16480

      Liu, Xiang Dong ......................................       142,858

      Lui, Shu Song ........................................        12,500
      1st Qingxiang St
      Kedong County
      Heilongijang, China 16480

      MacKinnon, Charles ...................................        20,000
      7 Rushmere Close
      Whitely Green Adlington
      UK

      Majensky, John .......................................        10,000
      62 East St 2
      Dorchester, MA 02122

      Pike Capital Partners LP. ............................     1,357,144
      275 Madison Ave., Suite 418
      New York, NY 10016

      Portsmouth Square Inc. - CA ..........................       100,000
      820 Moraga Drive
      Los Angeles, CA 90049

      Potter, M. J .........................................         6,000
      29 Glebe Lane
      Gnosall Stafford, St20
      UK

      RBC Dain Rauscher C/F ................................        20,000
      Henny G. Elkins IRA
      510 Marquette Avenue South
      Minneapolis, MN 55402

      Ren, Xue Qing ........................................        12,500
      1st Qingxiang St
      Kedong County
      Heilongijang, China 16480

      R F A Lane ...........................................        10,000
      1 College Avenue
      Epson Surrey KT17 4HN
      UK

      Sakamoto, Katsue .....................................         8,000
      4-26-12 203 Nihishinjuku
      Shinjukuku, Tokyo
      Japan

      Sandoz, Dan & Deborah - GA ...........................        50,000
      5935 Mill Creek Road
      The Dalles, OR 97058

      Santa Fe Financial Corp - CA .........................        50,000
      820 Moraga Drive
      Los Angeles, CA 90049

      Shaw, John H. III ....................................         2,060
      c/o Legend Merchant Group, Inc.
      30 Broad Street, 38th Floor
      New York, NY 10004

      Shuai, Alice .........................................        20,000
      1345 Blackstone Road
      San Marino, CA 91108

      Song, Lian Yong ......................................        12,500
      1st Qingxiang St. Kedong County
      Heilongijang, China 16480

      Stewart, Peter .......................................        40,000
      Trunch Lane Chapel St. Leonar
      Skegness Linke
      Carapark, England
      UK

      Su, Lian Fang ........................................        12,500
      1st Qingxiang St
      Kedong County
      Heilongijang, China 16480

      Sun, Ying ............................................        20,600
      1st Qingxiang St
      Keydong Co.
      Heilongijang Province 16
      China

      Sunra Luminus Funds, Inc. ............................       235,715
      P.O. Box 438
      Road Town Tortola
      Virgin Islands

      Tang, Shu Yan ........................................        32,500
      1st Qingxiang St
      Keydong Co.
      Heilongijang Province 16
      China

      Thurston, Paul .......................................        68,772
      P.O. Box 655
      Salt Lake City, UT 84110

      Tobin, Frederick G ...................................        20,000
      300 Centerville Road
      Warwick, RI 02886

      Unsworth, David W ....................................        25,242
      c/o Legend Merchant Group, Inc.
      30 Broad Street, 38th Floor
      New York, NY 10004

      Wang, Yong Jie .......................................        12,500
      1st Qingxiang St
      Kedong County
      Heilongijang, China 16480

      Wang, Xue Hei ........................................        12,500
      1st Qingxiang St
      Kedong County
      Heilongijang, China 16480

      Williams, Peter ......................................        20,000
      Queens Hotel Main St
      Keswick Cumbria LA12 5JF
      UK

      Winfield, John V. - CA ...............................       110,000
      820 Moraga Drive
      Los Angeles, CA 90049

      Wong, Matthew ........................................         5,714
      865 S. Figueroa, Suite 3340
      Los Angeles, CA 90017

      Wong, Eddie Kam Kau ..................................        30,000
      Wan, Hung
      Suite A-C 20/F Neich Tower
      128 Gloucester Road, Wanchai
      Hong Kong, China

      Yang Fan-Shing, Andrew ...............................        50,000
      Wan, Hung
      Suite A-C 20/F Neich Tower
      128 Gloucester Road, Wanchai
      Hong Kong, China

      Yao, Xing Yan ........................................        30,000
      1st Qingxiang St. Keydong Co.
      Heilongijang Province 16
      China

      Yu, Guo Yuan .........................................        16,900
      1st Qingxiang St
      Keydong Co.
      Heilongijang Province 16
      China

      Zhao, Cong Jie .......................................        12,500
      1st Qingxiang St
      Kedong County
      Heilongijang, China 16480

      Zhou, Jian ...........................................        12,500
      1st Qingxiang St
      Kedong County
      Heilongijang, China 16480

      Zhu, Jin Song ........................................        12,500
      1st Qingxiang St
      Kedong County
      Heilongijang, China 16480

      Zrenda, Stephen A. Jr.................................        20,000
      100 N. Broadway, Suite 2440
      Oklahoma City, OK 73102-8608

      Zuo, Gang ............................................        12,500
      1st Qingxiang St. Kedong County
      Heilongijang,, China 16480

                        Total Shares .......................     6,504,405

                                   MANAGEMENT

      The following table sets forth certain information regarding the executive officers and directors of American Dairy. All officers serve at the pleasure of the Board of Directors. Directors serve until the election and qualification of their successors.

          Name             Age      Position
          ----             ---      --------

        Leng You-Bin       35       Chairman, Chief Executive Officer and
                                    President

        Liu Hua            32       Chief Financial Officer, Secretary,
                                    Treasurer and Director

        Liu Sheng-Hui      34       Director

        Hui-Lan Lee        55       Director

        Dr. Kevil L. Tseng 41       Director

        Kirk G. Downing    51       Director

      Leng You-Bin has been the Chairman, Chief Executive Officer, President, and General Manager of American Dairy since May 7, 2003. He is responsible for the overall strategic planning, management and business development of Feihe Dairy. Mr. Leng has been in the dairy industry for more than 13 years. He obtained his Bachelor of Science degree in Food Engineering from Northeast Agriculture University, China. From 1989 to 1997, Mr. Leng acted as technician, deputy director and director of ZhaoGuang Dairy Plants, the predecessor of Feihe Dairy. From 1997 to 2000, Mr. Leng was the General Manager of Feihe Dairy. He became the Chairman and General Manager in 2000. He has researched and patented the "liver protection milk powder" (GanBao Milk Powder).

      Liu Hua has been the Chief Financial Officer, Secretary, Treasurer and a director of American Dairy since May 7, 2003, and has been the Financial Officer of Feihe Dairy from November 2000 to the present. From June 1998 to November 2000, he was the Chief Executive Officer of Shenzhen Cima Limited. From September 1993 to January 1996, he was the Chief Executive Officer of Zhengzhou Huacheng Limited. Mr. Liu received a degree from Xian Traffic University in 1993.

      Liu Sheng-Hui has been a director of American Dairy since May 7, 2003. He is responsible for the overall financial planning and management of Feihe Dairy. He joined Feihe Dairy in 1992. He has held his current position since 1998. He graduated from Northeast Agriculture University with a Bachelor of Economics degree in Economic Management in 1992.

      Hui-Lan Lee (also known as "Tracy Lee") has been a director of American Dairy since May 7, 2003. She has been the Assistant Vice President-Taxation of Countrywide Home Loan, Inc. from April 2003 to the present. She was the Tax Manager of Watson Pharmaceuticals, Inc. from October 26, 1996 to March 2003. From 1979 to 1996, Ms. Lee was employed by major fortune 500 companies including The Flying Tiger Line Inc. (a Tiger International Company), Quotron Systems, Inc. (a subsidiary of the Citigroup, Inc.) and Lear Siegler, Inc. in various management positions. Ms. Lee holds a Master of Science degree in Taxation from Golden Gate University, and a Master of Business Administration degree from Indiana University.

      Dr. Tseng became a director of American Dairy on February 21, 2005. From May 1997 to the present, he has been an advanced analyst with Boeing Aerospace engaged in technology development. From January 1994 to May 1997, Dr. Tseng was an Assistant Professor at Purdue University. From October 1991 to January 1994, he was a Research Fellow at the University of Michigan. He graduated in 1985 from Tamkang University majoring in aerospace technology. Dr. Tseng received his M.S.E. degree in 1990 and his PhD degree in 1991 from the University of Michigan. He received a M.B.A. degree in management in 2002 from the Marshall School of Business of the University of Southern California.

      Mr. Downing became a director of American Dairy on February 21, 2005. From December 1980 to the present, he has been practicing law in Los Angeles, California. From January 1989 to June 1997, Mr. Downing also engaged in ranching, farming, logging and property development. Mr. Downing received his B.A. degree in liberal arts from Portland State University in 1976. He received his Juris Doctorate degree in 1980 from Loyola Law School.

Indemnification

      Pursuant to the Certificate of Incorporation, as amended, and By-laws of American Dairy, the officers and directors of American Dairy will be indemnified to the fullest extent allowed under Utah law for claims brought against them in their capacities as officers or directors. American Dairy is in the process of obtaining directors and officers liability insurance. Indemnification will not be provided if the officer or director does not act in good faith and in a manner reasonably believed to be in the best interests of American Dairy, or, with respect to any criminal proceedings, if the officer or director had no reasonable cause to believe his conduct was lawful. Accordingly, indemnification may be sought for liabilities arising under the Securities Act of 1933. Insofar as indemnification for liabilities arising under Securities Act may be permitted for directors, officers and controlling persons of American Dairy has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and may, therefore, be unenforceable.

           SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL SHAREHOLDERS

      The following table sets forth certain information concerning the beneficial ownership of American Dairy's shares of Common Stock by directors and officers of American Dairy, and by each person known to American Dairy to be a beneficial owner of five percent (5%) or more of its outstanding Common Stock as of June 30, 2005.

                                                                  Percentage
                                            Number of             of Outstanding
Name and Address                            Shares (1)            Shares (2)
----------------                            ----------            ----------

Leng You-Bin (4).....................       8,869,635             63.5%
C-16 Shin Chen International Bldg.
No. 10, Jiu-shen Road
Zho Yan Chu
Beijing
The People's Republic of China

Liu Hua..............................           7,000             0.05%
C-16 Shin Chen International Bldg.
No. 10, Jiu-shen Road
Zho Yan Chu
Beijing
The People's Republic of China

Hui-Lan Lee..........................           7,000             0.05%
232 Alabama Street
San Gabriel, California 91775

Liu Sheng-Hui.......................          269,576             1.93%
C-16 Shin Chen International Bldg.
No. 10, Jiu-shen Road
Zho Yan Chu
Beijing
The People's Republic of China

Pike Capital Partners LP.............       1,732,144(2)          12.4%
275 Madison Avenue
Suite 418
New York, NY 10016

Charles Hung.........................       1,847,049(3)          11.8%
865 S. Figueroa Street
Suite 3340
Los Angeles, CA 90017

All executive officers and directors        9,153,211             65.5%
as a group (4 persons)

----------
(1) They have sole voting and dispositive power with respect to their shares of Common Stock of American Dairy.

(2) Includes 535,715 shares of Common Stock of American Dairy issuable upon the conversion of convertible notes and warrants.

(3) Includes warrants to purchase shares of Common Stock and shares of Common held in the names of companies in which Mr. Hung owns interest to which beneficial ownership is disclaimed.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      Effective May 7, 2003, Mr. Leng You-Bin and Mr. Liu Sheng-Hui, directors and officers of American Dairy, received 8,129,032 shares and 387,476 shares, respectively, of the Common Stock of American Dairy in exchange for all of their registered capital stock of Heilongjiang Feihe Dairy Co., Limited under the terms of a Stock Exchange Agreement.

      Effective May 7, 2003, American Dairy acquired 100% of American Dairy Holdings, Inc. ("ADH") in a stock- for-stock exchange. ADH had previously acquired 100% of the ownership of the registered capital of Heilongjiang Feihe Dairy Co., Limited ("Feihe Diary") in February 2002 for $2,586,311 (U.S.) from the registered owners of Feihe Dairy, owned primarily by Mr. Leng You-Bin who is the principal stockholder, director, Chief Executive Officer and President of American Dairy. As a result of this acquisition of ADH, American owed approximately $1,866,311 to Mr. Leng You-Bin after approximately $700,000 having been paid to him by American Dairy. During June 200, American Dairy and Mr. Leng You-Bin agreed to cancel the remaining debt of $1,866,311 in exchange for the issuance of 933,156 shares of the Common Stock of American Dairy.

      In May 2003, American Dairy entered into a consulting agreement (the "Consulting Agreement") with Danbury Properties, LLC, a Utah limited liability company ("Danbury"), of which Jack M. Gertino, the former President and a director of American Dairy, and James C. Lewis, a former director of American Dairy, are members. During the one year period of Danbury's engagement, Danbury has agreed to provide to American Dairy consulting services in the areas of financial and management planning, financing assistance and capital formation. In exchange for such services, Danbury will receive $60,000 in cash compensation, and 240,000 shares of post-split Common Stock. In addition, American Dairy has greed to pay the sum of $12,000 for the cancellation of all outstanding options held by Messrs. Gertino and Lewis. This transaction cannot be considered the result of arms' length negotiations.

      American Dairy also issued 240,000 shares of Common Stock and paid $60,000 in cash plus the obligation to pay another $12,000 in cash in May 2003 in connection with a consulting agreement entered into with existing shareholders, including Jack Gertino, then a director and the Chief Executive Officer of American Dairy. This stock was valued at $270,000 for financial reporting purposes. The consulting agreement is to cover a period of one year commencing May 7, 2003. For financial reporting purposes $228,011 was charged to consulting fee expense in 2003 with the balance of $113,989 being treated as a prepaid expense at December 31, 2003.

      During the fiscal years ended December 31, 2003 and 2004, Mr. Leng You-Bin, the Chairman of the Board and Chief Executive Officer of American Dairy, made advances to American Dairy in the amount of $846,228 and $1,133,822, respectively. These advances were unsecured and did not bear interest.

                                  UNDERWRITING

      The selling stockholders have advised us that, prior to the date of this Prospectus, they have not made any agreement or arrangement with any underwriters, brokers or dealers regarding the distribution and resale of the securities. If we are notified by a selling stockholder that any material arrangement has been entered into with an underwriter for the sale of the securities, a supplemental prospectus will be filed to disclose such of the following information as we believe appropriate:

      *     the name of the participating underwriter;

      *     the number of securities involved;

      * the price at which the securities are sold, the commissions paid or discounts or concessions allowed to such underwriter; and

      *     other facts material to the transaction

      We expect that the selling stockholders will sell their securities covered by this Prospectus through customary brokerage channels, either through broker-dealers acting as agents or brokers for the seller, or through broker-dealers acting as principals, who may then resell the securities in the over-the-counter market, or at private sale or otherwise, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also expect the selling stockholders to sell their shares of Common Stock through private sales. The selling stockholders may effect such transactions by selling the securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of concessions or commissions from the selling stockholders and/or the purchasers of the shares for whom they may act as agent (which compensation may be in excess of customary commissions). The selling stockholders and any broker-dealers that participate with the selling stockholders in the distribution of the securities may be deemed to be underwriters and commissions received by them and any profit on the resale of the securities positioned by them might be deemed to be underwriting discounts and commissions under the Securities Act. There can be no assurance that any of the selling stockholders will sell any or all of the securities offered by them hereunder.

      Sales of the shares of Common Stock on the over-the-counter bulletin board or other trading system may be made by means of one or more of the following:

      * a block trade in which a broker or dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

      * purchases by a dealer as principal and resale by such dealer for its account pursuant to this Prospectus; and

      * ordinary brokerage transactions and transactions in which the broker solicits purchasers.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate.

      The selling stockholders are not restricted as to the price or prices at which they may sell their shares. Sales of shares at less than market prices may depress the market price of our Common Stock. Moreover, the selling stockholders are not restricted as to the number of shares which may be sold at any one time.

      Under the securities laws of certain states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of Common Stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

      We will pay all the expenses incident to the registration, offering and sale of the shares of Common Stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. We have agreed to indemnify the selling stockholders against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $50,000.

      The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common Stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of Common Stock of American Dairy while such selling stockholders are distributing shares covered by this Prospectus. The selling stockholders are advised that if a particular offer of Common Stock is to be made on terms constituting a material change from the information set forth above, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commissions.

                                 DIVIDEND POLICY

      We have never declared or paid any cash dividends on our Common Stock. We currently intend to retain any earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends in the foreseeable future. Any future determination relating to our dividend policy will be made at the discretion of our Board of Directors and will depend on a number of factors, including future earnings, capital requirements, financial conditions and future prospect and other factors that the board of directors may deem relevant.

                          DESCRIPTION OF CAPITAL STOCK

      American Dairy is authorized to issue 50,000,000 shares of Common Stock, $.001 par value per share. At June 30, 2005, there were 13,969,539 shares of Common Stock issued and outstanding that were held by 492 stockholders of record.

      The Common Stock of American Dairy is traded on the Pacific Exchange and is quoted under the symbol "ADY".

Common Stock

      Holders of Common Stock are entitled to one vote for each share held on all matters voted upon by stockholders, including the election of directors. The holders of Common Stock have no preemptive rights to purchase or subscribe for any stock of American Dairy now or hereafter authorized or for securities convertible into such stock. All of the outstanding shares of Common Stock are fully paid and nonassessable. Upon any liquidation of American Dairy, the holders of Common Stock are entitled to share ratably in assets available for distribution to such stockholders. Holders of Common Stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as the Board of Directors may from time to time determine.

      Shareholders are not entitled to cumulative voting rights, and accordingly, the holders of a majority of the voting power of the shares voting for the election of directors can elect the entire class of directors to be elected each year if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any person as a director of such class.

Dividend Restrictions

      The terms of the instruments governing the future indebtedness of American Dairy may contain restrictions on the payment of dividends and the making of distributions on its Common Stock and the purchase or redemption of outstanding capital stock of American Dairy. By reason of these restrictions, American Dairy may be unable to pay dividends on its Common Stock for some period in the future, which cannot presently be estimated.

      American Dairy has not declared or paid any dividends on its Common Stock and presently does not presently expect to declare or pay any such dividends in the foreseeable future. America Dairy has not yet formulated a future dividend policy in the event restrictions on its ability to pay dividends are created.

Transfer Agent and Registrar

      The Transfer agent and registrar for American Dairy in Interwest Stock Transfer Co., 1981 E. Murray Road, #100, Halladay, Utah 84117-5148; telephone
(801) 272-9294.

                                  LEGAL MATTERS

      American Dairy is not a party to any material litigation, and there are no material outstanding claims against American Dairy or its assets.

      Separate legal counsel has not been retained by American Dairy to represent the interests of prospective shareholders in connection with this offering, and prospective purchasers are urged to retain their own counsel to represent and advise them regarding this offering.

      The validity of the issuance of the shares of Common Stock offered by this Prospectus will be passed upon for American Dairy by Stephen A. Zrenda, Jr., P.C., Oklahoma City, Oklahoma; telephone (405) 235-2111. Stephen A. Zrenda, Jr. owns a warrant to purchase 20,000 shares of the Common Stock of American Dairy at $6.00 per share, exercisable for a three-year term.

                                     EXPERTS

      The consolidated financial statements of American Diary, Inc. as of December 31, 2003 and 2004 included herein, have been audited by Murrell, Hall, McIntosh, LLP, independent public accountants, as indicated in their reports with respect thereto, and are in reliance upon the authority of said firm as experts in accounting and auditing.

      The financial statements of American Dairy, Inc. (formerly called Lazarus Industries, Inc.) as of December 31, 2002 included herein have been audited by Weinberg & Co., P.A., independent public accountants, as indicated in their report with respect to thereto, and are in reliance upon the authority of said firm as experts in accounting and auditing.

      With respect to the unaudited financial statements of the American Diary as of June 30, 2005, appearing herein, such statements have not been audited by Murrell, Hall, McIntosh, L.L.P., and that firm does not express an opinion on them. Because the unaudited financial statements of the American Diary as of June 30, 2005 included herein were prepared by management of the American Diary, there is no assurance that material differences will not occur in such information upon audit, although American Diary believes such information is correct and complete to the best of its knowledge and belief. American Diary has made all adjustments which in the opinion of management are necessary in order to make the unaudited financial statements not misleading.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

      We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock offered under this Prospectus. This Prospectus does not contain all of the information in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to us and our Common Stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is http://www.sec.gov. The SEC's toll free investor information service can be reached at 1-800-SEC-0330.

      We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we file reports, proxy statements and other information with the SEC.

      We intend to furnish our stockholders with annual reports containing financial statements audited by our independent public accountants and quarterly reports for the first three fiscal quarters of each fiscal year containing unaudited interim financial information. Our telephone number in China is:
011-34-91-431-2475.

      Some of the statements contained in this Prospectus, including statements under "Prospectus Summary", Risk Factor", "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business", are forward-looking and may involve a number of risks and uncertainties. Actual results and future events may differ significantly based upon an number of factors, including:

      *     rapid technological change in the industry;

      *     our reliance on key strategic relationships;

      *     the impact of competitive products and services and pricing; and

      *     uncertain protection of our intellectual property.

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE BOARD OF DIRECTORS
AMERICAN DAIRY, INC.

We have audited the accompanying consolidated balance sheets of American Dairy, Inc. and subsidiaries (the "Company") as of December 31, 2004 and 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for each the two years in the period ended December 31, 2004. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required, nor have we been engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of American Dairy, Inc. and subsidiaries as of December 31, 2004 and 2003 and the results of their operations and cash flows for each of the two years in the period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles.

/s/  Murrell, Hall, McIntosh & Co., PLLP

Oklahoma City, Oklahoma
January 31, 2005

                               AMERICAN DAIRY INC.
                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                     December 31,
                                             ----------------------------
                                                                               June 30,
                                                 2003            2004            2005
                                             ------------    ------------    ------------
                                                                              (Unaudited)
Current assets:
     Cash and cash equivalents               $  3,040,600    $  6,645,197    $  7,396,535
     Accounts receivable
                Trade, net of
                allowance for
                doubtful accounts
                of $3,445,237 at
                December 31, 2003               1,733,525         670,580       4,033,310
                Employees and other               138,182         600,219       1,378,842
     Commercial note receivable -
     unsecured                                         --         217,391              --
     Commercial note receivable - secured         237,923              --              --
     Inventories                                5,074,471       5,042,398       5,512,132
     Prepaid expenses                           1,237,780         565,069         867,012
     Advances to suppliers                        630,226         307,667         965,005
     Other tax refundable                         559,944          37,381          58,707
                                             ------------    ------------    ------------

                          Total
                          current
                          assets               12,652,651      14,085,902      20,211,543
                                             ------------    ------------    ------------

Property and equipment:
     Fixed assets, net of accumulated
     depreciation                               4,080,633       9,027,394      16,101,684
     Construction in progress                   2,034,891      14,720,742      15,278,420
                                             ------------    ------------    ------------

                                                6,115,524      23,748,136      31,380,104
                                             ------------    ------------    ------------

Other assets:
     Deposits on land, building, and
     equipment                                    417,678              --              --
     Goodwill                                       7,000           7,000           7,000
                                             ------------    ------------    ------------

                                                  424,678           7,000           7,000
                                             ------------    ------------    ------------

Total assets                                 $ 19,192,853    $ 37,841,038    $ 51,598,647
                                             ============    ============    ============

                 See accompanying notes to financial statements.

                               AMERICAN DAIRY INC.
                           CONSOLIDATED BALANCE SHEET

                      LIABILITIES AND STOCKHOLDERS' EQUITY

                                              AMERICAN DAIRY INC.
                                          CONSOLIDATED BALANCE SHEET

                                     LIABILITIES AND STOCKHOLDERS' EQUITY

                                                       December 31,
                                               ----------------------------
                                                                                 June 30,
                                                   2003            2004            2005
                                               ------------    ------------    ------------
                                                                               (Unaudited)
Current liabilities:
     Accounts payable and accrued expenses     $  6,198,169    $  8,552,458    $  7,960,745
     Other liabilities - fixed asset
       purchase obligation                               --              --       5,300,000
     Current portion of long term debt               72,464         118,140         101,812
     Notes payable                                  483,092              --              --
     Advances from related parties                  846,229       1,141,581       1,137,166
     Advances from employees                        537,560         653,865       1,204,331
     Deferred income                              4,867,745       9,694,523       2,260,458

     Taxes payable                                  269,707         481,498              --
     Short-term loan - unsecured                         --         241,546       6,993,482
                                               ------------    ------------    ------------

Total current liabilities                        13,274,966      20,883,611      24,957,994
                                               ------------    ------------    ------------

Long term debt, net of current portion
shown above                                         289,854         597,875       3,326,389
                                               ------------    ------------    ------------

Minority interest                                        --         180,458         485,743
                                               ------------    ------------    ------------

Stockholders' equity:
     Common stock, $.001 par value;
     50,000,000 shares authorized;
     11,750,970, 13,556,354, and 13,556,354
     shares issued and outstanding at
     December 31, 2003, and March 31, 2005,
     respectively                                    11,751          13,556          13,970
     Additional paid-in capital                   3,235,298       7,526,174       8,718,611
     Retained earnings                            2,380,984       8,639,364      14,095,940
                                               ------------    ------------    ------------

Total stockholders' equity                        5,628,033      16,179,094      22,828,521
                                               ------------    ------------    ------------

Total liabilities and stockholders' equity     $ 19,192,853    $ 37,841,038    $ 51,598,647
                                               ============    ============    ============

                 See accompanying notes to financial statements.

                               AMERICAN DAIRY INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                               Six Months Ended
                                                   Year Ended December 31,                          June 30
                                       ----------------------------------------------     -----------------------------
                                           2002             2003             2004             2004             2005
                                       ------------     ------------     ------------     ------------     ------------
                                                                                           (Unaudited)      (Unaudited)
SALES                                  $ 12,172,815     $ 26,635,832     $ 37,416,223     $ 17,768,156     $ 29,264,329

COST OF GOODS SOLD                        7,915,998       15,732,640       18,006,918        8,575,922       14,891,055
                                       ------------     ------------     ------------     ------------     ------------

     Gross profit                         4,256,817       10,903,192       19,409,305        9,192,234       14,373,274
                                       ------------     ------------     ------------     ------------     ------------

OPERATING AND ADMINISTRATIVE
EXPENSES:

     Distribution expenses                3,271,864        7,899,265       13,486,232        6,047,072        7,914,636
     General and administrative
     expenses                               764,798        1,669,435        1,313,358          701,311          779,975
     Other operating expenses                    --               --               --           24,103               --

     Depreciation                             2,613          131,302           54,419           34,953          238,608
                                       ------------     ------------     ------------     ------------     ------------

                                          4,039,275        9,700,002       14,854,009        6,807,439        8,933,219
                                       ------------     ------------     ------------     ------------     ------------

     Income from operations                 217,542        1,203,190        4,555,296        2,384,795        5,440,055
                                       ------------     ------------     ------------     ------------     ------------

OTHER INCOME (EXPENSE):

     Other income                           135,010        1,196,939        1,489,767            8,357           62,135

     Gain on disposal of assets                  --               --              693            2,628               --

     Interest and finance costs              (2,882)         (24,809)         (49,353)         (22,165)         (45,613)
                                       ------------     ------------     ------------     ------------     ------------

                                            132,128        1,172,130        1,441,107          (11,180)          16,522
                                       ------------     ------------     ------------     ------------     ------------

MINORITY INTEREST IN SHANXI LOSS                 --               --              356               --               --
                                       ------------     ------------     ------------     ------------     ------------

INCOME BEFORE INCOME TAXES                  349,670        2,375,320        5,996,759        2,373,615        5,456,577

I(PROVISION FOR) BENEFIT FROM
INCOME TAXES                                 (5,493)        (338,513)         261,621          261,621               --
                                       ------------     ------------     ------------     ------------     ------------

NET INCOME                             $    344,177     $  2,036,807     $  6,258,380     $  2,635,236     $  5,456,577
                                       ============     ============     ============     ============     ============

BASIC NET INCOME PER COMMON SHARE      $       0.04     $       0.19     $       0.52     $       0.22     $       0.40
                                       ============     ============     ============     ============     ============

WEIGHTED AVERAGE BASIC
     SHARES OUTSTANDING                   9,650,000       10,535,964       12,077,085       11,750,970       13,656,918
                                       ============     ============     ============     ============     ============

DILUTED NET INCOME PER COMMON SHARE    $       0.04     $       0.19     $       0.47     $       0.22     $       0.36
                                       ============     ============     ============     ============     ============

WEIGHTED AVERAGE DILUTED SHARES           9,650,000
     SHARES OUTSTANDING                          00       10,535,964       13,455,700       11,750,970       15,310,479
                                       ============     ============     ============     ============     ============

                 See accompanying notes to financial statements.

                              AMERICAN DAIRY, INC.
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                           Common Stock
                                   ----------------------------
                                      Number          $0.001        Additional
                                        of             par           Paid-In          Retained
                                      Shares          Value          Capital          Earnings         Totals
                                   ------------    ------------    ------------     ------------    ------------

Balance, December 31, 2001            9,650,000    $      9,650    $     (9,649)    $         --    $          1

Net income for the year ended

 December 31, 2002                           --              --              --          344,177         344,177
                                   ------------    ------------    ------------     ------------    ------------

Balance, December 31, 2002            9,650,000           9,650          (9,649)         344,177         344,178

Recapitalization                        135,530             135          11,148               --          11,283

Shares issued for consulting
services                                240,000             240         269,760               --         270,000

Shares issued in exchange for
 conversion of shareholder
loans                                   933,155             933       1,865,379               --       1,866,312

Stock issued for cash                   792,285             793       1,499,207               --       1,500,000

Less offering costs                          --              --        (400,547)              --        (400,547)

Net income for the year ended

 December 31, 2003                           --              --              --        2,036,807       2,036,807
                                   ------------    ------------    ------------     ------------    ------------

Balance, December 31, 2003           11,750,970          11,751       3,235,298        2,380,984       5,628,033

Shares issued for services               46,000              46          96,554               --          96,600

Stock issued for cash                 1,759,384           1,759       4,671,147               --       4,672,906

Less offering costs                          --              --        (476,825)              --        (476,825)

Net income for the year ended

 December 31, 2004                           --              --              --        6,258,380       6,258,380
                                   ------------    ------------    ------------     ------------    ------------

Balance, December 31, 2004           13,556,354          13,556       7,526,174        8,639,364      16,179,094

Net income for the period ended

June 30, 2005 (unaudited)                    --              --              --        5,456,577       5,456,577
                                   ------------    ------------    ------------     ------------    ------------

Balance, March 31, 2005
(unaudited)                          13,556,354    $     13,556    $  7,526,174     $ 14,095,941    $ 21,635,671
                                   ============    ============    ============     ============    ============

                 See accompanying notes to financial statements.

                               AMERICAN DAIRY INC.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                           Six Months Ended
                                                               Year Ended December 31,                         June 30,
                                                     --------------------------------------------    ----------------------------
                                                         2002            2003            2004            2004            2005
                                                     ------------    ------------    ------------    ------------    ------------
                                                                                                      (Unaudited)     (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                           $    344,177    $  2,036,807    $  6,258,380    $  2,635,236    $  5,456,577
Adjustments to reconcile net income to operating
activities -

      Depreciation                                         21,764         131,302         261,294         133,305         238,608

      Provision for doubtful accounts                     124,585         426,124          83,677              --              --

      Consulting fees                                          --         179,982              --              --              --

      Compensation expense for stock issued                    --              --          96,600              --         642,850

      Gain on disposal of assets                             (802)             --            (693)          2,628              --
Changes in assets and liabilities:
(Increase) decrease in -

      Accounts and notes receivable                    (1,151,631)      1,776,027         537,762      (1,065,373)     (3,362,730)

      Other receivables                                        --              --              --        (372,965)       (778,623)

      Inventories                                        (751,725)     (3,086,370)         32,073         (73,772)       (469,734)

      Prepaid expenses                                   (648,849)        (11,472)        672,711         (59,009)       (301,943)

      Advances to suppliers                                    --        (630,226)        322,559         113,621        (657,339)

      Other tax refundable                               (102,133)       (457,811)        522,563         300,069         (21,324)

      Amounts due from directors                          583,073              --              --              --              --

      Amounts due from related company                         --              --              --              --              --
Increase (decrease) in -

      Accounts payable and accrued liabilities            287,225       3,531,577       2,533,031       1,158,188       (1,073,211)

      Other liabilities - fixed asset purchase
obligation                                                     --              --              --              --        5,300,000

      Advances from related parties                            --              --              --         723,633           (4,415)

      Advances from employees                                  --              --              --         159,300          550,466

      Deferred income                                   2,617,771       2,071,175       4,826,778      (4,053,001)      (7,434,065)

      Amounts due to directors                                 --              --              --              --               --

      Tax payable                                        (113,364)        164,453         211,761        (210,299)              --
                                                     ------------    ------------    ------------    ------------    -------------

Net cash provided by (used in) operating
activities                                              1,210,091       6,131,568      16,358,496        (608,439)      (1,914,883)
                                                     ------------    ------------    ------------    ------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES:

      Purchase of fixed assets                            (93,568)     (3,671,926)     (5,241,177)       (150,988)      (7,315,504)

      Sales proceeds on disposal of fixed assets           10,870          87,974          33,816              --               --

      Purchase of business, net of cash acquired           42,248              --              --              --               --
      Cash received in merger and
      recapitalization                                         --          17,906              --              --               --

      Payments received on note receivable                     --              --              --              --          217,391

      Deposit on land, building and equipment                  --        (417,678)        417,678        (580,569)              --

      Issuance of note receivable - secured              (143,116)        (94,807)             --              --               --

      Minority interest                                        --              --         180,458              --          305,285

      Construction in progress                                 --      (2,034,891)    (12,685,851)     (1,154,171)        (555,073)
                                                     ------------    ------------    ------------    ------------    -------------

Net cash (used in) investing activities                  (183,566)     (6,113,422)    (17,295,076)     (1,885,728)      (7,347,901)
                                                     ------------    ------------    ------------    ------------    -------------

CASH FLOWS FROM FINANCING ACTIVITIES:

      Proceeds from short-term debt                            --              --              --         302,118        6,993,482

      Issuance of common stock for cash                        --       1,500,000       4,672,906              --          550,000

      Proceeds on notes payable                                --         483,092              --              --               --

      Proceeds from long-term debt                             --              --              --              --        2,520,542

      Proceeds advanced from a shareholder                102,093              --         232,946              --               --

      Proceeds from loan                                       --              --       1,660,194              --               --

      Repayment of loans                                       --              --      (1,185,726)             --          (49,902)

      Repayment of advance from shareholder                (2,795)        (52,515)             --          58,525               --

      Payment of offering costs                                --        (396,264)       (476,825)             --               --

      Purchase obligation                                      --         362,318        (362,318)        (72,463)              --
                                                     ------------    ------------    ------------    ------------    -------------

Net cash provided by financing activities                  99,298       1,896,631       4,541,177         288,180       10,014,122
                                                     ------------    ------------    ------------    ------------    -------------

NET DECREASE IN CASH AND EQUIVALENTS                    1,125,823       1,914,777       3,604,597      (2,205,987)         751,338

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                 --       1,125,823       3,040,600       3,040,600        6,645,197
                                                     ------------    ------------    ------------    ------------    -------------

CASH AND CASH EQUIVALENTS, END OF PERIOD             $  1,125,823    $  3,040,600    $  6,645,197    $    835,613    $   7,396,535
                                                     ============    ============    ============    ============    =============

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
      Interest paid, net of capitalized amounts      $         --    $     19,630    $     37,076    $         --    $      10,017
                                                     ============    ============    ============    ============    =============

      Income taxes paid                              $      5,493    $     76,892    $         --    $         --    $          --
                                                     ============    ============    ============    ============    =============

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

      Non-cash investing and financing activities are disclosed in Note 21 to the financial statements.

                 See accompanying notes to financial statements.

                              AMERICAN DAIRY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENT
                   FOR THE THREE YEARS ENDED DECEMBER 31, 2004
                   AND THE SIX MONTHS ENDED JUNE 30, 2004 AND 2005

1.    DESCRIPTION OF BUSINESS

Organizational structure

      American Dairy, Inc. ("American Dairy" or the "Company") was incorporated in the State of Utah on December 31, 1985, originally with the name of Gaslight, Inc. It was inactive until March 30, 1988 when it changed its corporate name to Lazarus Industries, Inc. and engaged in the business of manufacturing and marketing medical devices. This line of business was discontinued in 1991, and it became a non-operating public company shell.

      During 2003, American Dairy changed its name to American Dairy, Inc.

      Effective May 7, 2003, American Dairy completed the acquisition of 100% of the issued and outstanding capital stock of American Flying Crane Corporation ("AFC"), a Delaware corporation. As a result, AFC became a wholly - owned subsidiary of American Dairy.

      In preparation for this acquisition, which was treated as a reverse merger for financial reporting purposes, American Dairy completed a 1 to 19 reverse stock split reducing the number of shares of common stock outstanding from 7,485,147 to 394,168. In addition, American Dairy shareholders canceled 258,638 shares reducing the number of shares outstanding at the acquisition date to 135,530 shares.

      American Dairy purchased all of the outstanding capital stock of AFC from its shareholders in exchange for 9,650,000 shares of restricted common stock. This acquisition was treated as a purchase for financial reporting purposes with AFC being the purchaser and American Dairy being the purchased entity. This purchase resulted in the creation of $7,000 in goodwill.

      AFC was incorporated on January 15, 2002 in Delaware, with 50,000,000 authorized shares of common stock at a par value of $0.0001 per share and 10,000 of which authorized shares are currently issued and outstanding. AFC owns 100% of the registered capital of Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") and Feihe Dairy in turn owns 100% of the registered shares of BaiQuan Feihe Dairy Co. Limited ("BiaQuan Dairy") and Heilongjiang Sanhao Dairy Co., Limited ("Sanhao Dairy") which was merged into BiaQuan Dairy during 2004, , and 95% of Beijing Feihe Biotechnology scientific and Commercial Co., Limited ("Beijing Feihe") with the other 5% being held in trust for the Company. AFC also owns 60% of the registered capital of Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited ("Shanxi") formed to develop and operate a walnut processing plant.

      Currently, the principal core activity of AFC is investment holdings, while the principal core activities of Feihe Dairy and BiaQuan Dairy are manufacturing and distribution of milk powder products and soybean products under the Feihe trademarks. The principal core activity of Shanxi is the production and distribution of walnut powder. The subsidiaries' principal country of operations is The People's Republic of China ("PRC").

      Heilongjiang Feihe Dairy Co. Limited ("Feihe Dairy") was registered in Heilongjiang Province, in the People's Republic of China ("PRC") as a limited liability company on August 21, 1996 with a registered capital of $894,226 (Rmb. 7,404,193).

      Feihe Dairy's wholly-owned subsidiaries, Heilongjiang Sanhao Dairy Co. Limited ("Sanhao Dairy") was registered in Heilongjiang Province in the People's Republic of China as a limited liability company on March 28, 2001 with registered capital of $433,110 (Rmb.3,586,150) and a defined period of existence of four years to February 28, 2005 and BaiQuan Feihe Dairy Co. Limited ("BaiQuan Dairy") were registered on September 16, 2002 with a registered capital of $120,773 (Rmb.1,000,000) and a defined period of existence of one year to September 15, 2003. Upon an application by the Company, BaiQuan Dairy's defined period of existence was extended for a further period of three years to October 20, 2006. During 2004, Sanhao Dairy was liquidated into BaiQuan Dairy.

      Feihe Dairy's subsidiary Beijing Feihe Biotechnology Scientific and Commercial Co., Limited ("Beijing Feihe") was registered on June 8, 2004, in The People's Republic of China as a limited liability Company with registered share capital of $1,207,729 (Rmb 10,000,000) and a defined period of existence of 20 years to June 7, 2024.

      AFC's 60% owned subsidiary Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited ("Shanxi") was registered in Shanxi Province, in the People's Republic of China ("PRC") as a limited liability company on April 15, 2004, with a registered capital of $402,174 (Rmb.3,330,000) and a defined period of existence of 15 years to April 15, 2019. Shanxi's remaining 40% of registered capital of $402,174 (Rmb.3, 330, 000) is owned by Licheng Shantai Technology Enterprises Co., Limited.

      Included in the consolidated financial statements are the following subsidiaries:

      o     American Flying Crane Corporation

      o     Heilongjiang Feihe Dairy Co., Limited

      o     Heilongjiang Sanhao Dairy Co., Limited

      o     BaiQuan Feihe Dairy Co., Limited

      o     Beijing Feihe Biotechnology Scientific and Commercial Co., Limited

      o     Shanxi Feihesantai Biotechnology Scientific and Commercial Co.,
            Limited

      As of December 31, 2004, Feihe Dairy had a new milk powder production facility, Feihe Industrial Park, under construction. Construction is expected to be complete during the first quarter of 2005. Additionally, Shanxi's principal walnut powder production facility was still under construction at March 31, 2005, with completion of the facility expected by the end of 2005.

2.    BASIS OF PREPARATION OF CONSOLIDATED FINANCIAL STATEMENTS

      American Dairy's consolidated financial statements include the accounts of American Dairy, Inc., its wholly-owned subsidiaries, AFC, Feihe Dairy, Sanhao Dairy, and BaiQuan Dairy and its 60% owned subsidiary, Shanxi. The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements are prepared using the historical cost convention. This basis of accounting differs from that used in the preparation of the Company's statutory financial statements which are prepared in accordance with generally accepted accounting principles and the relevant financial regulations applicable to enterprises in the PRC.

      On May 7, 2003, American Dairy, Inc. acquired all of the outstanding common stock of American Flying Crane Corporation. For accounting purposes, the acquisition has been treated as a recapitalization of American Flying Crane Corporation with American Flying Crane Corporation as the acquirer. The historical financial statements prior to May 7, 2003 are those of American Flying Crane Corporation.

      The following table reflects the unaudited pro forma condensed statements of operations and cash flows for the year ended December 31, 2002 as if the acquisition had taken place on January 1, 2002:

                   Pro-Forma Condensed Statement of Operations
                      For the Year Ended December 31, 2002

       Sales                                               $12,172,815
       Cost of sales                                         7,915,998
                                                           -----------
       Gross profit                                          4,256,817

       Operating and administrative
         Expenses                                            4,039,275
       Other (income) expense                                 (132,128)
                                                           -----------
       Net income before taxes                                 349,670
       Income taxes expense                                      5,493
                                                           -----------
       Net Income                                          $   344,177
                                                           ===========
       Earnings per share                                  $       .04
                                                           ===========
       Pro Forma common
         Share outstanding                                   9,650,000
                                                           ===========

3.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of significant accounting policies:

      Consolidation policy - All significant inter-company transactions and balances within American Dairy are eliminated on consolidation.

      Cash and equivalents - The Company considers all highly liquid debt instruments purchased with maturity period of three months or less to be cash equivalents. The carrying amounts reported in the companying consolidated balance sheet for cash and cash equivalents approximate their fair value.

      Accounts receivable - Provision is made against accounts receivable to the extent which they are considered to be doubtful. Accounts receivable in the balance sheet is stated net of such provision. As of December 31, 2004, no provision for doubtful accounts was considered necessary.

      Inventories - Inventories comprise raw materials, consumables and goods held for resale and are stated at the lower of cost or market value. Cost is calculated using the weighted average method and includes any overhead costs incurred in bringing the inventories to their present location and condition.

      Market value represents the estimated selling price in the ordinary course of business less the estimated costs necessary to complete the sale.

      Construction-in-progress - All facilities purchased for installation, self-made or subcontracted are accounted for as construction-in-progress.

      Construction-in-progress is recorded at acquisition cost, including cost of facilities, installation expenses and the interest capitalized during the course of construction for the purpose of financing the project. Upon completion and readiness for use of the project, the cost of construction-in-progress is to be transferred to fixed assets.

      Long-lived assets and depreciation - American Dairy recognizes impairment losses on long-lived assets used in operations when impairment indicators are present and the undiscounted cash flows estimated to be generated by these assets are less than their carrying values. Long-lived assets held for disposal are valued at the lower of carrying amount or fair value less cost to sell.

      The cost of property, plant and equipment less anticipated salvage values of 10% is being depreciated on a straight-line basis over the estimated useful lives of the related assets. Land use rights are being amortized on a straight-line basis over the term of the use agreement. Estimated useful lives used for computing depreciation are as follows:

           Buildings                         33 years
           Plant and machinery               20 years
           Motor vehicles                     9 years
           Computers and equipment            5 years

      Deferred Revenues - Revenue from the sale of goods or services is recognized when goods are delivered for services are rendered. Receipts in advance for goods to be delivered or services to be rendered in the subsequent year are carried forward as deferred revenue.

      Revenue recognition - Revenue from the sale of goods is recognized on the transfer of risks and rewards of ownership, which generally coincides with the time when the goods are delivered to customers and the title has passed.

      Interest income is recognized when earned, taking into account the principal amounts outstanding and the interest rates applicable.

      Sundry income includes compensation received from the State Bureau as an incentive to relocate from the previous factory premises, profit from the sales of raw materials to third parties and write down of long outstanding trade payables.

      Foreign currencies - The financial position and results of operations of American Dairy are determined using the local currency ("Renminbi" or "Yuan") as the functional currency. Foreign currency transactions during the year are converted at the average rate of exchange during the reporting period.

      Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the market rate of exchange ruling at that date. All exchange differences are dealt with in the statements of operation. American Dairy's principal country of operations is The People's Republic of China.

      The registered equity capital and fixed assets denominated in the functional currency are translated at the historical rate of exchange at the time of capital contribution and purchases of fixed assets and exchange differences arising from translating equity capital, reserves and fixed assets at the exchange rate ruling at the balance sheet date are dealt with as an exchange fluctuation reserve in shareholders' equity.

      Taxation - Taxation on overseas profits has been calculated on the estimated assessable profits for the year at the rates of taxation prevailing in the country in which American Dairy operates.

      Provision for the PRC income tax is calculated at the prevailing rate based on the estimated assessable profits less available tax relief for losses brought forward.

Enterprise income tax

      Under the Provisional Regulations of the PRC Concerning Income Tax on Enterprises promulgated by the State Council and which came into effect on January 1, 1994, income tax is payable by enterprises at a rate of 33% of their taxable income. Preferential tax treatment may, however, be granted pursuant to any law or regulations from time to time promulgated by the State Council.

      Enterprise income tax ("EIT") is provided on the basis of the statutory profit for financial reporting purposes, adjusted for income and expense items, which are not assessable or deductible for income tax purposes. Under the Business Promotion Policy Concerning Income Tax on Foreign Enterprises promulgated by the QiQiHaEr City Municipal Government, foreign owned enterprises registered in QiQiHaEr City are entitled to a tax holiday of seven years for full EIT exemption as though the EIT has been paid during the tax holiday periods. The preferential tax treatment will commence when American Dairy commences to generate assessable income after all accumulated tax losses have been deducted from the assessable income.

Value added tax

      The Provisional Regulations of the PRC Concerning Value Added Tax promulgated by the State Council came into effect on January 1, 1994. Under these regulations and the Implementing Rules of the Provisional Regulations of the PRC Concerning Value Added Tax, value added tax is imposed on goods sold in or imported into the PRC and on processing, repair and replacement services provided within the PRC.

      Value added tax payable in the PRC is charged on an aggregated basis at a rate of 13% or 17% depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided, but excluding, in respect of both goods and services, any amount paid in respect of value added tax included in the price or charges, and less any deductible value added tax already paid by the taxpayer on purchases of goods and services in the same financial year.

      During 2003 and 2004, the Kenton County Government had a policy of refunding amounts equal to 50% of the value added tax paid as an economic incentive to support the local economy. These refunds which amounted to $1,144,060 and $942,907 for the fiscal years ended December 31, 2004 and 2003 respectively are included in tax incentives and other income on the financial statements.

      Deferred taxes - Deferred taxes are accounted for at the current tax rate in respect of timing differences between profit as computed for taxation purposes and profit as stated in the accounts to the extent that a liability or asset is expected to be payable or receivable in the foreseeable future.

      Advertising costs - Advertising costs, except for costs associated with direct-response advertising, are charged to operations when incurred. The costs of direct-response advertising are capitalized and amortized over the period during which future benefits are expected to be received. Advertising expenses of American Dairy were $2,742,257 and $1,627,458 in 2004 and 2003, respectively.

      Retirement benefit cost - According to The People's Republic of China regulations on pension, a company contributes to a defined contribution retirement plan organized by municipal government in the province in which American Dairy was registered and all qualified employees are eligible to participate in the plan. Contributions to the plan are calculated at 20% of the employees' salaries above a fixed threshold amount and the employees contribute 4% while American Dairy contributes the balance contribution of 16%. wholly - owned foreign enterprises such as Feihe Dairy are exempted from contributions to the retirement plan.

      Fair value of financial statements - The carrying amounts of certain financial instruments, including cash, accounts receivable, note receivable, other receivables, accounts payable, accrued expenses, advances from staff, notes payable and other payables approximate their fair values as of December 31, 2004 because of the relatively short-term maturity of these instruments.

      Foreign currencies - The financial position and results of operations of American Dairy are determined sing the local currency ("Renminbi" or "Yuan") as the functional currency. Foreign currency transactions during the year are converted at the average rate of exchange during the reporting period. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date are translated at the market rate of exchange ruling at that date. All exchange differences are dealt with in the statements of operation. American Dairy's principal country of operations is The People's Republic of China.

      Use of estimates - The preparation of financial statements in accordance with generally accepted accounting principles require management to make estimates and assumptions that affect reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Recent accounting pronouncements - In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities (SFAS 149)". SFAS 149 amends and clarifies certain derivative instruments embedded in other contracts, and for hedging activities under SFAS
133. SFAS 149 is effective for certain contracts entered into or modified by American Dairy after June 30, 2003. The adoption of SFAS 149 had no impact on American Dairy's financial position, results of operations, or cash flows.

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Instruments with Characteristics of Both Debt and Equity" (SFAS 150). Statement 150 requires liability classification for three types of instruments: 1) mandatory redeemable shares that obligate American Dairy to deliver cash or other assets to shareholders on fixed or determinable dates; 2) freestanding written put options and forward purchase contracts on a company's own shares that obligate American Dairy to deliver cash or other assets, and 3) contracts that obligate a company to issue its own shares in amounts that are unrelated to, or inversely related to, the value of the shares. The adoption of SFAS 150 had no impact on the Company's financial position, results of operations, or cash flows.

      In November 2004, the FASB issued SFAS No. 151 "Inventory Costs - an amendment of ARB No. 43, Chapter 4". Statement No. 151 requires that certain abnormal costs associated with the manufacturing, freight, and handling costs associated with inventory be charged to current operations in the period in which they are incurred. The adoption of SFAS 151 had no impact on American Dairy's financial position, results of operations, or cash flows.

      In December 2004, the FASB issued a revision of SFAS No. 123 "Share-Based Payment". The statement establishes standards for the accounting for transactions in which an entity exchanges its equity investments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. The statement does not change the accounting guidance for share-based payments with parties other than employees.

      The statement requires a public entity to measure the cost of employee service received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exception). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award (usually the vesting period). A public entity will initially measure the cost of employee services received in exchange for an award of liability instrument based on its current fair value; the fair value of that award will be remeasured subsequently at each reporting date through the settlement date. Changes in fair value during the requisite service period will be recognized as compensation over that period.

      The grant-date for fair value of employee share options and similar instruments will be estimated using option-pricing models adjusted for the unique characteristics of these instruments.

      The statement is effective for the quarter beginning January 1, 2006.

      In December 2004, the FASB issued SFAS No. 153 "Exchanges of Nonmonetary Assets-amendment of APB Opinion No. 29". Statement 153 eliminates the exception to fair value for exchanges of similar productive assets and replaces it with a general exception for exchange transactions that do not have commercial substance, defined as transactions that are not expected to result in significant changes in the cash flows of the reporting entity.

      This statement is effective for exchanges of nonmonetary assets occurring after June 15, 2005.

      In May 2005, the FASB issues SFAS No. 154 "Accounting Changes and Error Corrections." This statement the requirements for the accounting for and reporting of a change in accounting principle.

      Management believes adoption of these new statements will not have any significant effect on the Company's financial condition or results of operations.

4.    CONCENTRATIONS OF BUSINESS AND CREDIT RISK

      The Company maintains certain bank accounts in the PRC which are not protected by FDIC insurance or other insurance.

      Geographic Concentration; Fluctuations in Regional Economic Conditions. Nearly all of American Dairy's sales are concentrated in the northern area of China. Accordingly, American Dairy is susceptible to fluctuations in its business caused by adverse economic conditions in this region. American Dairy's products are priced higher than non-premium quality dairy products. Although American Dairy believes that the quality, freshness, flavor and absence of artificial ingredients in its products compensate for this price differential, there can be no assurance that consumers will be willing to pay more for such products in unfavorable economic conditions, or at all. Difficult economic conditions in other geographic areas into which American Dairy may expand may also adversely affect its business, operations and finances.

      American Dairy provides credit in the normal course of business. Substantially all customers are located in The Peoples Republic of China. American Dairy performs ongoing credit evaluations of its customers and maintains allowances for doubtful accounts based on factors surrounding the credit risk of specific customers, historical trends, and other information.

      The Company is self insured for all risks and carries no liability or property insurance coverage of any kind.

5.    NOTES RECEIVABLE - UNSECURED

      As of December 31, 2004, American Dairy held commercial notes receivable totaling $217,391 that were issued or endorsed by a third party. The commercial notes are drawn against various banks with varying maturity periods of one month to one and one-half months.

      The commercial notes, which are unsecured, bear no interest and are receivable on maturity, are endorsable to third parties.

6.    INVENTORIES

      Inventories consist of the following as of the dates indicated:

                                               December 31,    December 31,      June 30,
                                                   2003            2004            2005
                                               ------------    ------------    ------------
      Raw and partially processed materials    $  3,271,464    $  4,072,999    $  4,526,791
      Finished goods                              1,803,007         969,399         985,341
                                               ------------    ------------    ------------
                                               $  5,074,471    $  5,042,398    $  5,512,132
                                               ============    ============    ============

7.    TAX REFUNDABLE

      Tax refundable represents valued-added tax refundable from the local governments in The People's Republic of China.

8.    TRANSACTIONS WITH RELATED PARTIES

      As of the dates indicated, American Dairy had the following balances due to its officers and directors.

                                      December 31,    December 31,      June 30,
      Name                                2003            2004            2005
                                      ------------    ------------    ------------
      Leng Youbin                     $    846,229    $  1,133,822    $  1,091,364
      Other officers and directors             -0-           7,759              --
                                      ------------    ------------    ------------

                                      $    846,229    $  1,141,581    $  1,091,364
                                      ============    ============    ============

9.    FIXED ASSETS

                                        December 31      December 31         June 30
                                            2003             2004             2005
                                        ------------     ------------     ------------
      Buildings                         $  1,452,401     $  4,857,971     $  7,033,303
      Plant and machineries                2,493,123        3,931,651        8,972,590
      Motor vehicles                         278,236          292,372          260,684
      Computers and equipment                 22,221          298,787          418,963
                                        ------------     ------------     ------------

                                           4,245,981        9,380,781       16,685,540
      Less: Accumulated depreciation
                                            (165,348)        (353,387)        (583,856)
                                        ------------     ------------     ------------

                                        $  4,080,633     $  9,027,394     $ 16,101,684
                                        ============     ============     ============

      Following the full settlements of short-term borrowings from a bank and a financial institution during the year ended December 31, 2004, BaiQuan Dairy's buildings, computer and equipment, plant and machineries and motor vehicles, which were previously pledged to secure the short-term borrowings, were released.

10.   CONSTRUCTION-IN-PROGRESS

      American Dairy had construction projects under construction as of the dates indicated, as detailed below:

                                           December 31,    December 31,       June 30,
                                               2003            2004            2005
                                           ------------    ------------    ------------
      Feihe Dairy processing facilities    $  2,034,891    $ 10,757,621    $ 11,029,805
      Shanxi walnut processing facility             -0-       3,963,121       4,248,615
                                           ------------    ------------    ------------

      Total                                $  2,034,891    $ 14,720,742    $ 15,278,420
                                           ============    ============    ============

      Pursuant to the Sale and Purchase Agreement (the "Agreement") dated July 25, 2003, American Dairy purchased from Kedong County Beibei Food Industry ([Chinese characters]) (the "Vendor") the land use rights and factory adjacent to Company's existing factory in Kedong County at a total consideration of $400,966 (Rmb.3,320,000) for the purpose of constructing new production factory facilities to increase production capacity. In accordance with an appraisal report issued by An Luan Certified Public Accountants in QiQiHaEr City, the land use right and factory were evaluated at $1,003,623 (Rmb.8,310,000).

      Under the terms and conditions of the Agreement, Feihe Dairy agreed to settle the consideration in full within one year commencing within one year (by July 24, 2004) commencing from the date of the Agreement or the Vendor has the option to request/demand the issuance of 200,000 shares of common stock of American Dairy, Inc. at the option price of $2 per share as full and final settlement of the consideration of $400,000 (Rmb. 3,312,000). As of December 31, 2004, the Vendor has demanded the issuance of the 200,000 shares of common stock as full and final settlement and $400,000 has been accrued in the accompanying financial statements accordingly.

      Pursuant to a Construction Contract dated July 25, 2003 with Heilongjiang Cultivation Co., Limited for the construction of new production factory facilities in Kedong County, Heilongjiang Province at the contract sum of $4,210,870 (Rmb.34,866,000), the construction of the new production factory facilities was supposed to be completed by September 1, 2004. The Directors expect that the construction of the new production factory facilities including refurbishment, decoration and installation of production plant and machineries will be completed during the first quarter of 2005. As of December 31, 2004, American Dairy has paid $5,036,965 (Rmb.41,706,070) as a result of overruns and additional requirements by the Company. Total expenditures for the construction of this facility through December 31, 2004, were $10,757,621.

      Construction-in-progress also includes construction of the new walnut powder production and distribution facility of the Company's 60% owned subsidiary, Shanxi. Total expenditures for the construction of this facility through March 31, 2005, were $4,792,702.

11.   ADVANCES FROM EMPLOYEES

      Advances from employees represented temporary funding by employees to finance a temporary working capital shortfall experienced by American Dairy. The advances were unsecured, interest free and repayable within one year.

12.   DEFERRED INCOME

      Receipts in advance represent advances from new customers and for which goods have not been delivered as of the balance sheet date. Receipts in advance for goods to be delivered or services to be rendered in the subsequent year are carried forward as deferred revenue.

13.   NOTES PAYABLE

      As of the dates indicated, American Dairy had the following notes payable:

                                            December 31,     December 31,        June 30,
                                                2003             2004             2005
                                            ------------     ------------     ------------
      Bank-Long term                             362,318          684,771          674,819
      County Finance Department                       --          241,546          241,546
      Finance Company                                 --           31,244           11,836
      Beibei Food Factory                             --               --          974,158
      Bank-Short term                                 --               --        3,019,324
      Series A Convertible Notes                      --               --        3,000,000
      Series B Convertible Notes                      --               --        2,500,000
                                            ------------     ------------     ------------

                                                 362,318          957,561       10,421,683
      Short-term loans                                --         (241,546)      (6,993,482)
      Current portion of notes payable           (72,464)        (118,140)        (101,812)
                                            ------------     ------------     ------------

      Long-term portion of notes payable         289,854          597,875        3,326,389
                                            ============     ============     ============

      The bank loan is secured, bears interest at 5.76% per annum with monthly principal payments of $7,498 plus interest until September 30, 2012. The loan is guaranteed by a vendor of American Dairy.

      The county finance department loan is unsecured, bears no interest and has no fixed terms of repayment.

      Notes payable to banks ($362,318 at December 31, 2003) bearing interest at rates ranging from 6.9035% and 5.7525% per annum, were fully repaid during 2004. The collateral (buildings and plant and machinery) pledged as security for these loans has been released by the banks.

      Principal balances due by year of the Company's long-term debt as of December 31, 2004 are as follows:

         Year Ended December 31,            Amount
         -----------------------            ------

                 2005                      $118,140
                 2006                        93,056
                 2007                        89,976
                 2008                        89,976
                 2009                        89,976
                 Thereafter                 234,891
                                           --------
                 Total                     $716,015
                                           ========

      In accordance with the terms of a Sale and Purchase Agreement dated September 28, 2003, American Dairy has agreed to purchase land use rights in Beijing for a total consideration of $1,200,861 of which three installments totaling $481,055 have been paid as of December 31, 2003. The balance of $719,806 shall be settled through a mortgage loan expected to be arranged with a bank. This liability has been accrued on the Company's financial statements at December 31, 2003.

14.   MINORITY INTEREST

      Minority interest represents the proportionate share (40%) of equity of Shanxi Feihesantai Biotechnology Scientific and Commercial Co., Limited (Shanxi) owned by Licheng Shantai Technology Enterprises Co., Limited. At December 31, 2004, American Dairy owned 60% of Shanxi's registered capital stock. Shanxi was registered as a limited liability company in The People's Republic of China on April 15, 2004, with a registered capital of $402,174 (Rmb.3, 330,000) and a defined period of existence of 15 years to April 15, 2019.

15.   PURCHASE OBLIGATION

      Pursuant to a Sale and Purchase Agreement dated January 3, 2003, between a wholly owned subsidiary, Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") and BaiQuan County Economic Planning Council (the "Council"), Feihe Dairy agreed to acquire all the fixed assets including the factory site, production facilities, land use rights and buildings from BaiQuan County Dairy Factory at a consideration of $700,482 (Rmb. 5,800,000), which is payable in two installments of $603,864 (Rmb. 5.0 million) on or before March 31, 2003 and the second installment of $96,618 (Rmb. 800,000) is due on or before March 31, 2004. As of December 31, 2003, Feihe Dairy has paid $338,164 (Rmb. 2.8 million) of the consideration to the Council. Pursuant to a supplemental agreement with the Council on March 31, 2003, Feihe Dairy agreed to repay the balance of the consideration of $362,318 (Rmb. 3.0 million) as follows:

               2004                            $  72,464
               2005                               96,618
               2006                               96,618
               2007                               96,618
                                               ---------
                                               $ 362,318
                                               =========

16.   CAPITAL STOCK

      American Dairy has 50,000,000 shares of authorized Common Stock with a par value of $.001 per share. During 2003, American Dairy had stock transactions as detailed below:

      In anticipation of the merger with AFC, American Dairy affected a 1 for 19 reverse stock split, which decreased the number of shares of outstanding common stock from 7,485,147 to 394,168. Then certain shareholders contributed 258,638 shares of common stock back to the Company further reducing the outstanding shares to 135,530.

      American Dairy issued 9,640,000 shares of restricted common stock in exchange for all of the outstanding capital stock of AFC.

      American Dairy also issued 240,000 shares of common stock and paid $60,000 in cash plus the obligation to pay another $12,000 in cash in connection with a consulting agreement entered into with existing shareholders. This stock was valued at $270,000 for financial reporting purposes. The consulting agreement is to cover a period of one year commencing May 7, 2003. For financial reporting purposes $228,011 was charged to consulting fee expense in 2003 with the balance of $113,989 being treated as a prepaid expense at December 31, 2003.

      A shareholder converted advances to American Dairy in the amount of $1,866,312 into 933,155 shares of restricted common stock.

      Additionally, a total of 792,285 shares of common stock were sold for a total cash consideration of $1,500,000. Offering and syndication costs totaling $374,402 were treated as reductions in additional paid-in capital for financial reporting purposes.

      As of December 31, 2003, American Dairy had 11,750,970 shares of common stock issued and outstanding.

      During 2004, American Dairy had stock transactions detailed below:

      American Dairy issued 46,000 shares of its restricted common stock valued at $96,600 for consulting services.

      In connection with two private placements, American Dairy issued 1,759,384 shares of restricted common stock purchased for total cash consideration of $4,672,906. Offering and syndication costs totaling $476,825 were treated as reductions in additional paid-in capital for financial reporting purposes. American Dairy also issued 1,825,546 warrants in connection with the private placements, 1,302,241 of which went to the purchasers and 523,305 went to the underwriters as additional consideration for funds raised in the private placements. The exercise price of these warrants ranged from $1.50 to $3.80 and the warrants expire in three years. The 523,305 warrants issued to underwriters had a market value at the issuance date of $862,245. The effect of the issuance is to increase additional paid-in capital by the fair value of the warrants issued with an offset to additional paid in capital in the same amount, since offering costs are treated as reductions in additional paid-in capital. No warrants were exercised during the year ended December 31, 2004.

17.   STOCK OPTIONS AND WARRANTS

      Effective May 7, 2003, American Dairy adopted and approved its 2003 Incentive Stock Plan (the "Plan") which reserved 3,000,000 shares of Common Stock for issuance under the Plan. The Plan allows the Company to issue awards of incentive non-qualified stock options, stock appreciation rights, and stock bonuses to directors, officers, employees and consultants of American Dairy which may be subject to restrictions. As of December 31, 2004, American Dairy had not granted any incentive stock options, stock appreciation rights, or stock bonuses under the Plan.

      As of December 31, 2004, American Dairy had 2,868,402 warrants outstanding at an average exercise price of $2.40 per warrant for one share each of the Company's common stock. The warrants will expire three years from the issuance date, with 1,042,856 expiring in 2006 and the balance of 1,825,546 expiring in 2007. Information with respect to outstanding warrants to service providers is as follows:

                                               Average
                                               Exercise
                                                Shares        Price
                                             ------------    ------

Outstanding warrants at January 1, 2004         1,042,856    $ 1.75
Warrants granted                                1,825,546    $ 2.42
Exercised                                              --        --
Expired                                                --        --
                                             ------------    ------

Outstanding warrants at December 31, 2004       2,868,402    $ 2.15
                                             ============    ======

      Warrants Outstanding                  Warrants Exercisable
------------------------------     -----------------------------------------
  Shares            Average         Average       Shares            Average
Outstanding        Remaining       Exercise     Outstanding        Exercise
 12/31/04         Life (Years)      Price        12/31/04            Price
-----------       ------------     --------     ------------       ---------

 2,868,402            2.5          $  2.15        2,868,402         $ 2.15
 =========            ===          =======        =========         ======

18.   EARNINGS PER SHARE

      Statement of Financial Accounting Standards No. 128, Earnings Per Share, requires presentation of basic and diluted earnings per share (EPS), as defined, on the face of the statements of operations for all entities with complex capital structures. SFAS 128 requires a reconciliation of the numerator and denominator of the basic and diluted EPS computations. The effect of outstanding warrants to purchase common stock at December 31, 2003, were not included in the calculation of diluted earnings per share as their effect was anti-dilutive.

                                                                                        Per
                                                          Income          Shares       Share
For the Year Ended December 31, 2004:                   (Numerator)    (Denominator)   Amount
                                                       ------------    ------------    ------
Basic EPS Income available to common shareholders      $  6,258,380      12,077,085    $  .52

Effect of Dilutive Securities                                    --       1,378,615        --
                                                       ------------    ------------    ------
Diluted EPS Income available to common shareholders    $  6,258,380      13,455,700    $  .47
                                                       ============    ============    ======

                                                                                        Per
                                                          Income          Shares       Share
For the Year Ended December 31, 2003:                   (Numerator)    (Denominator)   Amount
                                                       ------------    ------------    ------
Basic EPS Income available to common shareholders      $  2,036,807      10,535,964    $ 0.19

Effect of Dilutive Securities                                    --              --        --
                                                       ------------    ------------    ------
Diluted EPS Income available to common shareholders    $  2,036,807      10,535,964    $ 0.19
                                                       ============    ============    ======

19.   Income Tax

      Pretax income (loss) for 2004 was $6,616,708 from foreign sources and ($619,950) from U.S. sources. Pretax income (loss) for 2003 was $3,103,046 from foreign sources and ($727,726) from U.S. sources.

      A reconciliation of tax at the statutory rates to American Dairy's effective rate is as follows:

                                                          Years Ended December 31,
                                                           2004              2003
                                                       ------------     ------------
     Computed expected tax expense                     $  2,368,719     $    902,622

     Increases (reductions) in taxes result from:

     Add back effect of U.S.  losses                        244,880          276,535

     Foreign income subject to foreign
       income tax but not expected to be
       subject to U.S.  tax in foreseeable
       future - Adjustment due to change
       in effective tax rates                              (430,086)        (155,152)

BaiQuan Dairy 2003 tax liability waived by province        (261,621)              --

     Foreign income subject to foreign
       tax holiday but not expected to be
       subject to U.S.  tax in foreseeable
       future                                            (2,183,513)        (685,492)

     Actual income tax expense (benefit)               $   (261,621)    $    338,513

      Under the Provisional Regulation of the PRC, income tax is payable by enterprises at a rate of 33% of their taxable income. Feihe Dairy has been granted a tax holiday of seven years for full enterprise income paid during that period. This tax holiday will expire in April of 2009. The enterprise taxes paid during the periods indicated were accrued (waived) by Sanhao Dairy and BaiQuan Dairy as follows:

                       December 31,             June 30,
                 ------------------------     ----------
                    2003          2004           2005
                 ----------    ----------     ----------
Sanhao Dairy     $   76,892             $     $       --
BaiQuan Dairy       261,621      (261,621)            --
                 ----------    ----------     ----------
  Total          $  338,513    $ (261,621)    $       --
                 ==========    ==========     ==========

      The tax holiday resulted in tax savings of $2,445,134 or $0.20 basic benefit per share in 2004 and $685,492 or $.06 basic benefit per share in 2003.

      American Dairy has a U.S net operating loss carry forward of approximately $1,518,000 which will begin expiring in 2023. For financial reporting purposes the deferred tax asset of $516,135 associated with this loss carry forward is fully reserved as of December 31, 2004.

      Although it is not anticipated in the foreseeable future, should the parent company receive dividends from its foreign subsidiaries, these dividends would be fully taxable, subject to an offset for foreign taxes paid on these earnings. The Company has not provided any accrual for any tax liabilities that might be incurred for the receipt of dividends from its foreign subsidiaries.

20.   COMMITMENTS

      As of December 31, 2004, the Company has future commitments for construction-in-progress of $2,241,174, to acquire land and buildings totaling $1,120,772, and to pay future advertising costs totaling $1,657,556.

      Minimum future rental payments under non-cancelable operating leases having remaining terms in excess of one year as of December 31, 2004 for each of the next five years and in the aggregate are:

     December 31, 2005          $  2,542
     December 31, 2006             5,908
     December 31, 2007             5,908
     December 31, 2008             5,908
     December 31, 2009             5,908
     Thereafter                  243,698
                                --------
                                $269,872
                                ========

      Rent expense incurred during the years ended December 31, 2004, 2003, and 2002 totaled $22,536, $5,967 and respectively.

      In accordance with the terms and conditions of a Sale and Purchase Agreement dated February 23, 2004 between Feihe Dairy and a vendor for the sale and purchase of a land use right in Beijing, in the People's Republic of China, Feihe Dairy agreed to acquire the commercial property for consideration of $987,863 of which three installments totaling $396,075 have been paid as of December 31, 2004.

      In accordance with the terms and conditions of a Sale and Purchase Agreement dated July 25, 2003, American Dairy has agreed to acquire land use rights and a factory in Kedong County for a total consideration of $400,966. If payment is not made by July 24, 2004, American Dairy has agreed to issue 200,000 shares of its common stock in full and final settlement of the consideration. A liability in the amount of $400,996 has been accrued on American Dairy's books at December 31, 2004, however, stock had not been issued in fulfillment of this obligation as of that date.

      In accordance with the terms and conditions of a Construction Contract (the "Contract") dated October 2, 2004 between Feihe Dairy and Eastern Liaoning Construction Co., Limited for the construction of the steel frame of the new factory, American Dairy agreed to pay total construction costs of $724,638 of which deposits totaling $241,546 have been paid as of December 31, 2004. The balance of $483,092 shall be settled based on the progress of the construction.

      In accordance with the terms and conditions of a Contract dated October 1, 2004, Feihe Dairy entered into a Sales and Purchase Contract (the "Contract") with Heilongjiang Da San Yuan Dairy Machinery Co., Limited for the design, manufacture and installation of production plant and machineries at Feihe Dairy for a consideration of $7,234,300 of which $4,863,687 have been paid. The balance of $2,370,613 shall be settled based on the progress of the construction.

21.   CASH FLOWS - NON-CASH INVESTING AND FINANCING ACTIVITIES

      During the period ended December 31, 2002, American Dairy assigned a note payable in the amount of $142,888 to a director of American Dairy.

      During the year ended December 31, 2002, the director settled advances from employees and staff guarantee fund, included in accounts payable, of $251,319 and $63,853, respectively, on behalf of Feihe Dairy.

      During the year ended December 31, 2003, American Dairy converted loans from a shareholder totaling $1,866,311 into 933,155 shares of common stock.

      During the year ended December 31, 2003, American Dairy issued 240,000 shares of its common stock valued at $270,000 for consulting services.

      During the year ended December 31, 2003 American Dairy issued 1,142,856 warrants to underwriters as additional consideration for funds raised in private placements during the year. The exercise price of these warrants was $1.75, and the warrants had a three year life. The fair market value of these warrants at the date of issuance was $64,651. The effect of this issue was to increase additional paid-in capital by the fair value of the warrants issued with an offsetting reduction of additional paid-in capital in the same amount since offering costs are treated as reductions of additional paid-in capital.

      During the year ended December 31, 2004, American Dairy issued 46,000 shares of its common stock valued at $96,600 for consulting services.

      During the year ended December 31, 2004, American Dairy issued 523,305 warrants to underwriters as additional consideration for funds raised in private placements during the year. The exercise price on these warrants ranged from $1.50 per share to $2.70 per share and all had a three year life. The fair market value at the date of issuance of these warrants totaled $862,245. The effect of the issuance is to increase additional paid in capital by the fair value of the warrants issued with an offset to additional paid in capital in the same amount, since offering costs are treated as reductions in additional paid in capital.

      During 2004, the net assets of Sanhao Dairy were transferred to Feihe Dairy by way of distribution to members effective July 1, 2004.

23.   SUBSEQUENT EVENT

      On May 20, 2005 the Company through its wholly-owned subsidiary Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") entered into an Asset Purchase Agreement with Nutricia Nutritionals Co., Ltd. of Hei Long Jian ("Nutritionals") in The People's Republic of China (the "PRC"). Nutritionals is a wholly-owned subsidiary of Royal Numico N.V., a public limited liability company organized in the Netherlands. The Agreement provides that Feihe Dairy will acquire substantially all of the assets of Nutritionals for $7,300,000 and its inventory for $130,000. The assets are comprised primarily of the land use rights and buildings of Nutritionals' milk powder plant in Hiilongjiang Province in the PRC and all of its baby milk powder processing equipment at its plant. The Company also acquired approximately 20 milk collection stations for the collection of raw milk to supply the processing plant. The closing of this acquisition occurred on June 8, 2005.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS, OR OF ANY SALE OF OUR COMMON STOCK.

                                TABLE OF CONTENTS

Prospectus Summary.........................................................    1
The Offering...............................................................    2
Summary Consolidated Financial Information.................................    2
Risk Factors...............................................................    4
Forward Looking Statements.................................................    8
Business...................................................................    8
Management's Discussion and Analysis of Financial Condition or Plan of
Operations.................................................................   15
Market Price...............................................................   19
Selling Stockholders.......................................................   20
Management.................................................................   27
Security Ownership of Management and Principal Shareholders................   28
Certain Relationships and Related Transactions.............................   28
Underwriting...............................................................   28
Description of Capital Stock...............................................   30
Legal Matters..............................................................   31
Experts....................................................................   32
Where You Can Find Additional Information..................................   32
Consolidated Financial Statements..........................................  F-1

UNTIL ________________________, 2005 (25 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS THAT BUY, SELL OR TRADE IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. DEALERS ARE ALSO OBLIGATED TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                              American Dairy, Inc.

                                  COMMON STOCK

                                   PROSPECTUS

                       _____________________________, 2005

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

                                                       Amount to
                                                        Be Paid
                                                     ------------
SEC registration fee                                 $      5,934
Legal fees and expenses                              $     35,000
Accounting fees and expenses                         $     10,000
Printing and Engraving                               $        300
Blue Sky fees and expenses (including legal fees)    $      2,500
Transfer agent fees                                  $      1,000
         Miscellaneous                               $      5,000
                                                     ------------

Total                                                $     59,734
                                                     ============

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 607-0850 of the Utah Business Corporation Act authorizes a corporation to indemnify directors and officers who were or are a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

      A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement by attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

      To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in the defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

      Article X of the Articles of Incorporation of American Dairy limits the liability of directors, officers, and employees of American Dairy to the fullest extent provided by the Utah Business Corporation Act.

      Article VI of the Bylaws of American Dairy provides that American Dairy shall indemnify all of its officers and directors, past, present and future, against any and all expenses incurred by them, including but not limited to legal fees, judgments and penalties which may be incurred, rendered or levied in any legal action brought against any or all of them for or on account of any act or omission alleged to have been committed while acting within the scope of their duties as officers or directors of American Dairy, except as specifically provided therein.

      The indemnification provisions in the Registrant's Articles of Incorporation and in its Bylaws may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act. The Registrant, with approval by the Registrant's Board of Directors, expects to obtain directors' and officers' liability insurance. Reference is made to the following documents filed as exhibits to this registration statement by incorporation by reference to the Exhibits to the Form 10-SB registration statement of the Registrant (File No. 333-93583) regarding relevant indemnification provisions described above and elsewhere herein:

      American Dairy has not entered into indemnification agreements with American Dairy's directors and officers. The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any bylaw, agreement, vote of stockholders or directors or otherwise.

ITEM 15. Recent Sales of Unregistered Securities

      The following sets forth a description of all sales and issuances of American Dairy's securities during the previous three years. American Dairy relied upon one or more exemptions from registration under the Securities Act of 1933, including Section 4(2) of the Securities Act of 1933, Rule 506 of Regulation D, and Regulation S with respect to certain sales to non-U.S. persons, as defined by Regulations S.

      During the three months ended June 30, 2003, American Dairy issued restricted Common Stock in connection with its acquisition of American Dairy Holdings, Inc. on May 7, 2003, in reliance upon Section 4 (2) of the Securities Act of 1933, as amended, and Regulation S thereunder to the following persons:

Name                                         Number of Shares
----                                         ----------------

Leng You-Bin                                   8,129,032
Liu Sheng-Hui                                    387,476
Wu Zhi-Gang                                      329,974
Belmont Capital Group Limited                    301,318
Li Jin Bing                                      100,440
American Eastern Securities, Inc.                 42,436
Charles Hung                                     100,440
Charlie Yang                                     100,440
Eric Larsen                                       42,938
                                               ---------
                                               9,534,494
                                               =========

      Effective May 7, 2003, American Dairy acquired 100% of American Flying Crane Corporation (formerly "American Dairy Holdings, Inc.") ("AFC") in a stock-for-stock exchange. AFC had previously acquired 100% of the ownership of the registered capital of Heilongjiang Feihe Dairy Co., Limited ("Feihe Dairy") in February 2002 for $2,586,311 (U.S.) from the registered owners of Feihe Dairy, owned primarily by Mr. Leng You-Bin who is the principal stockholder, director, Chief Executive Officer and President of American Dairy. As a result of this acquisition, AFC owed approximately $1,866,311 to Mr. Leng You-Bin after approximately $700,000 having been paid to him by American Dairy. During June 2003, American Dairy and Mr. Leng You-Bin agreed to cancel the remaining debt of $1,866,311 in exchange for the issuance of 943,156 shares of the restricted Common Stock of American Dairy.

      In May 2003, American Dairy entered into a consulting agreement (the "Consulting Agreement") with Danbury Properties, LLC, a Utah limited liability company ("Danbury"), of which Jack M. Gertino, the former President and a director of American Dairy, and James C. Lewis, a former director of American Dairy, are members. During the one-year period of Danbury's engagement, Danbury has agreed to provide to American Dairy consulting services in the areas of financial and management planning, financing assistance and capital formation. In exchange for such services, Danbury will receive $60,000 in cash compensation, and 240,000 shares of post-split Common Stock. In addition, American Dairy has agreed to pay the sum of $12,000 for the cancellation of all outstanding options held by Messrs. Gertino and Lewis. This transaction cannot be considered the result of arms' length negotiations.

      On July 31, 2003, American Dairy issued 858,503 shares of restricted Common Stock to Mr. Leng You-Bin, a director and the President of American Dairy, in payment of $1,886,311 in loans previously made to American Dairy, in reliance upon Regulation S under the Securities Act of 1933.

      During July and August 2003, American Dairy issued 40,611 shares of restricted Common Stock to American Eastern Securities, Inc. In exchange for financial consulting services, in reliance upon Section 4 (2) of the Securities Act of 1933.

      During August 2003, American Dairy issued 285,715 shares of restricted Common Stock to the Sundra Luminus Fund, Inc. for $500,000 in reliance upon Regulation S under the Securities Act of 1933.

      During December 2003, American Dairy issued 500,000 shares of restricted Common Stock at $2.00 per share to residents and citizens of The People's Republic of China and private investors in reliance upon Rule 506 of Regulation D and Regulation S under the Securities Act of 1933.

      On August 28, 2003, American Dairy issued warrants to purchase 1,142,856 shares of its Common Stock to American Eastern Securities, Inc. and Belmont Capital Group Limited that are exercisable for $1.75 per share for a term of three years.

      Effective October 16, 2003, American Dairy closed an unregistered offering of $1,187,955 shares of its Common Stock and warrants that was made only to accredited purchasers as defined by Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"). The offering was made in reliance upon Rule 506 of Regulation D under the Act. The offering realized $2,672,898 in total subscriptions for its Common Stock and warrants. American Dairy paid $267,288 in total commissions and discounts to its principal underwriters. American Eastern Securities, Inc. And Keating Securities, L.L.C. In connection with the offering, American Dairy issued warrants to the subscribers to purchase a total of $1,187,955 shares of its Common Stock at an exercise price of $2.25 per share for a term of 5 years; and issued warrants to the underwriters to purchase 237,591 shares of the Common Stock of American Dairy at an exercise price of $1.50 per share for a term of 5 years.

      On June 7, 2004, the Board of Directors approved the issuance of 31,000 shares of restricted Common Stock to Wu Zhi Gang, Lee Sui Lan, Karney Chang and Charles Hung, Jr. for services in reliance upon Section 4 (2) under the Securities Act of 1933, as amended, and Regulation S thereunder.

      On June 17, 2004, the Board of Directors approved a consulting agreement with Mr. Jay Rice, including the monthly issuance of 5,000 shares of restricted Common Stock to him in reliance upon Section 4 (2) under the Securities Act of 1933, as amended.

      During the three months ended September 30, 2004, American Dairy issued restricted Common Stock to 20 "Accredited Investors" in connection with its private placement of its Common Stock, in reliance upon Rule 506 of Regulation D, and in reliance upon Section 4 (2) of the Securities Act of 1933.

      During the three months ended September 30, 2004, American Dairy issued 7,000 shares of restricted Common Stock to each director of American Dairy as payment for director fees, in reliance upon Section 4 (2) under the Securities Act of 1933, specifically to: Mr. Leng You-Bin, Ms. Hui-Lan Lee, Mr. Liu Hua, and Ms. Liu Sheng-Hui.

      Effective December 6, 2004, American Dairy, Inc. (the "Company") closed an unregistered sale of 571,429 shares of its restricted Common Stock at $3.50 per share with warrants to purchase 285,715 shares of American Dairy's Common Stock at $3.80 per share that was made to an accredited investor, as defined by Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the "Act"). The sale was made in reliance upon an exemption from registration under Section 4 (2) of the Act.

      During April 2005, American Dairy sold a Series A Convertible Note in the principal amount of $3,000,000 to one institutional investor, which bears interest at 6.5% per annum and is convertible into its Common Stock at $8.00 share during the one year term of the note, in reliance upon Section 4(2) under the Securities Act of 1934, as amended.

      Effective June 30, 2004, American Dairy closed an unregistered offering of two of its Series B Convertible Notes in the total amount of $5,000,000 that bear interest at 7.5% per annum for a term of two years, which are convertible into the Common Stock of the Company at $10.00 per share at any time during the two-year term of the notes. American Dairy has received payment of $2,500,000 (U.S.) on or before August 14, 2005. The sale was made to one accredited institutional investor, as defined by Rule 501 (a) of Regulation D promulgated under the Securities Act of 1033, as amended (the"Act"). The offering was made in reliance upon an exemption form registration under Section 4(2) of the Act.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

NUMBER                                               DOCUMENT
-----------------                                    -----------------
3.1 Articles of Incorporation                        Articles of Incorporation of American Dairy, as amended, are incorporated herein by reference to Exhibit 3.1 to its registration statement on Form 10-SB, as filed with the Securities and Exchange
                                                     Commission on September 16, 1999.

3.2 Amendment to Articles of
   Incorporation                                     Amendment to Articles of Incorporation of American Dairy dated May 6,
                                                     2003 is incorporated herein by reference to Exhibit 3.2 to its Form
                                                     10-KSB/A of American Dairy, Inc. for its fiscal year ended December 31,
                                                     2003 filed on April 11, 2004.

3.3 By-Laws                                          By-Laws of American Dairy are incorporated herein by reference to
                                                     Exhibit 3.2 to its registration statement on Form 10-SB, as filed with the Securities and Exchange Commission on September 16, 1999.

10. Material Contracts

10.1 Stock Exchange Agreement                        Stock Exchange Agreement dated January 15, 2003, is incorporated herein by reference to Exhibit 2.1 to American Dairy's Form 8-K current report as filed with the Securities and Exchange Commission on January 21,
                                                     2003.

10.2 Amendment to Stock Exchange
       Agreement                                     Amendment to Stock Exchange Agreement dated March 5, 2003 is incorporated herein by reference to Exhibit 2.2 of American Dairy's
                                                     Form 8-K current report as filed with the Securities and Exchange
                                                     Commission on March 5, 2003.

10.3 Consulting Agreement                            Consulting Agreement by and between American Dairy, American Dairy
                                                     Holdings, Inc. and Danbury Properties, L.L.C., dated march 28, 2003, is incorporated herein by reference to Exhibit 10.3 to the Form 10-KSB annual report of Lazarus Industries, Inc. for its fiscal year ended
                                                     December 31, 2002.

10.4 Stock Incentive Plan                            2003 Stock Incentive Plan is incorporated herein by reference to
                                                     Exhibit 10 to American Dairy's Form S-8 Registration statement filed on
                                                     April 4, 2005 (File No. 333-123932).

10.5 Shanxi Joint Venture                            Joint Venture Agreement to organize Shanxi Feihesantai Biology Science and Technology Industry, Ltd. is incorporated herein by reference to
                                                     Exhibit 10.1 to the Form 10-QSB of American Dairy for the three month period ended March 31, 2004.


                                      II-5


10.6 Asset Purchase Agreement                        Asset Purchase Agreement dated May 20, 2005, with Nutricia Nutritionals
                                                     Co., Ltd. of Hei Long Jiang (without all exhibits thereto) is incorporated herein by reference to the Form 8-K current report filed by American Dairy on May 26, 2005.

10.7 Code of Ethics                                  The Code of Ethics of American Dairy is incorporated herein by reference to Exhibit 14 to the Form 10-KSB of American Dairy for its
                                                     fiscal year ended December 31, 2004.

21. Description of subsidiaries                      Description of subsidiaries

23.1 Consent of Murrell, Hall,
       McIntosh & Co., PLLP                          Consent of Murrell, Hall, McIntosh & Co., PLLP

23.2 Consent of Weinberg & Company, P.A.             Consent of Weinberg & Company, P.A.

23.4 Consent of Stephen A. Zrenda, Jr., P.C.         Consent of Stephen A. Zrenda, Jr., P.C. is incorporated by reference to
                                                     Exhibit 5 to this Form S-1 registration statement.

ITEM 17. UNDERTAKINGS

      The undersigned Registrant hereby undertakes to provide certificates in such denominations and registered in such names as required by the purchasers to permit prompt delivery to each purchaser.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      The undersigned Registrant hereby undertakes:

      1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            a. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

            b. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            c. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

            d. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

            e. For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

            f. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned in the City of Beijing in The People's Republic of China, on August 29, 2005.

                                           AMERICAN DAIRY, INC.
                                           ---------------------------
                                           (Registrant)

                                           By: /s/ Leng You-Bin
                                               ---------------------------
                                               Leng You-Bin, President

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following person in the capacities and on the dates indicated.

/s/ Leng You-Bin                                        August 29, 2005
---------------------------------------
Leng You-Bin
Director, Chief Executive Officer
and President

/s/ Liu Hua                                             August 29, 2005
---------------------------------------
Liu Hua
Chief Financial Officer, Principal
Accounting and Financial Officer,
Secretary and Treasurer

/s/ Liu Sheng-Hui                                       August 29, 2005
---------------------------------------
Liu Sheng-Hui, Director

/s/ Hui-Lan Lee                                         August 29, 2005
---------------------------------------
Hui-Lan Lee, Director

/s/ Dr. Kevin L. Tseng                                  August 29, 2005
---------------------------------------
Dr. Kevin L. Tseng, Director

/s/ Kirk G. Downing                                     August 29, 2005
---------------------------------------
Kirk G. Downing, Director

                           INDEX TO EXHIBITS ATTACHED

NUMBER                                                        DESCRIPTION
------                                                        -----------
5.    Legal Opinion and Consent                   Legal opinion and consent of Stephen A. Zrenda, Jr., P.C.

21.   Description of Subsidiaries                 Description of Securities

23.1  Consent of independent registered public
      accountant                                  Consent of Murrell, Hall, McIntosh & Co., PLLP

23.2  Consent of independent registered public
      accountant                                  Consent of Weinberg & Company, P.A.

23.3  Consent of counsel                          Consent of Stephen A. Zrenda, Jr., P.C.